Exhibit (p)(10)

BLUE LION CAPITAL, L.P.

COMPLIANCE MANUAL

Code of Ethics

&

Policies and Procedures

October 1, 2011

Table of Contents to Compliance Manual

Table of Contents

Page
INTRODUCTION	1-1
CODE OF ETHICS	2-1
Fiduciary Duty – Statement of Policy	2-1
Client Opportunities	2-3
Insider Trading	2-5
Personal Securities Transactions	2-9
Gifts, Entertainment and Contributions	2-13
Outside Business Activities	2-15
Confidentiality	2-16
POLICIES AND PROCEDURES	3-1
REGISTRATION AND DISCLOSURE	3-1
Registration	3-1
Disclosure	3-3
ADVERTISING, MARKETING, AND COMMUNICATIONS	4-1
Advertising	4-1
Solicitation Arrangements	4-7
Marketing Private Fund Interests	4-9
Communications with Media, Regulators and Clients	4-12
CONTRACTS AND ACCOUNT ADMINISTRATION	5-1
Content of Investment Advisory Agreements	5-1
Documentation of Accounts and Account Opening	5-5
Subscriptions for Private Fund Interests	5-8
Anti-Money Laundering	5-10
Account Termination	5-12
PORTFOLIO MANAGEMENT	6-1
Adherence to Client Investment Objectives and Guidelines	6-1
Allocation of Investment Opportunities and Trades	6-4
TRADING	7-1
Order Entry	7-1
Best Execution	7-3
Inter-Account Trading	7-5
Trade Errors and Trade Modifications	7-9
REGULATORY REPORTING	8-1
RECORDKEEPING	9-1

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Table of Contents to Compliance Manual

ADMINISTRATION	10-1
Supervisory Structure and Organization Chart	10-1
Employees	10-2
Custody	10-3
Privacy	10-7
Valuation	10-11
Disaster Recovery Plan	10-13
Proxy Voting	10-14

The following Appendices, which are an integral part of this Manual, consist primarily of forms and documents to be utilized to implement the Code of Ethics (the “Code of Ethics” or “Code”) and the Policies and Procedures set forth herein.

APPENDICES

Appendix 1 – Employee Acknowledgment of Receipt of Manual

Appendix 2 – Annual Certification of Compliance

Appendix 3 – Personal Securities Holdings Report Form

Appendix 4 – Quarterly Securities Transaction Report Form

Appendix 5 – Supervisory Structure and Organizational Chart

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Introduction to Compliance Manual

INTRODUCTION

Blue Lion Capital, L.P., (the “Firm”) is committed to the highest legal and ethical standards in the investment management industry. It is the responsibility of every officer, director, and employee (each, an “Employee”) of the Firm to fulfill this commitment to ethical conduct and compliance with laws and regulations.

The Firm serves as discretionary investment manager for its clients, which include private pooled investment vehicles (“private funds”) and separately managed accounts. The Firm’s investment strategies include trading U.S. and non-U.S. equity and fixed income securities.

Purpose of Compliance Manual

The Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”) imposes requirements related to the adoption of compliance policies and procedures. Rule 204A-1 under the Advisers Act requires every registered investment adviser to establish, maintain and enforce a Code of Ethics that at a minimum addresses personal trading by its “access persons.” Section 204A of the Advisers Act requires all registered investment advisers to have policies and procedures to detect and prevent insider trading. In addition, Rule 206(4)-7 requires registered investment advisers to adopt written compliance procedures, review the adequacy of those procedures annually, and designate a Chief Compliance Officer to review and implement those procedures. This Compliance Manual (“Manual”) has been adopted by the Firm to comply with the Advisers Act and other applicable laws.

Chief Compliance Officer

The Firm has designated Brad Berry to serve as the Firm’s Chief Compliance Officer, and has vested complete authority in the Chief Compliance Officer to develop appropriate compliance policies and procedures, to enforce those policies and procedures and to report any violations directly to the senior management of the Firm. The Chief Compliance Officer may designate one or more qualified persons to perform any portion of his or her requirements under this Manual. Other Employees with responsibilities under this Manual also may delegate to appropriate persons subject to their supervision (e.g., a portfolio manager may delegate certain responsibilities to a member of his or her portfolio management team).

The Chief Compliance Officer may make exceptions, on a case-by-case basis, to any of the provisions of this Manual upon a determination of the facts and circumstances involved. Approval of all such exceptions must be in writing.

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Any review that is required to be completed by the Chief Compliance Officer or his designee under this Manual must be documented. The evidence of such review must include the date of such review.

Each Employee is subject to this Manual. Employees should contact the Chief Compliance Officer if they have any questions about this Manual or any other compliance-related matters.

The Chief Compliance Officer will review this Manual at least annually with the General Partner and, in light of legal and business developments and experience in implementing this Manual, make changes as he deems appropriate. The Chief Compliance Officer will maintain provide the updated Manual to the General Partner as evidence that the annual review and update was completed.

Legal and Regulatory Overview

As an investment adviser, the Firm is subject to principles of fiduciary duty, which are enforceable under both the Advisers Act and state law. These principles dictate that the Firm conduct its business in a manner that places the interests of clients, including any person or entity whose assets are managed by the Firm through a separate account and any private fund advised by the Firm (collectively, “Clients”) above the interests of the Firm.

The SEC has adopted detailed rules to implement the requirements of the Advisers Act. It requires investment advisers, such as the Firm, to be conscious as fiduciaries of any potential conflicts of interest, by virtue of affiliate relationships or otherwise, to assess potential risks to clients as a result of such conflicts, and to fully disclose such conflicts and risks to clients. In addition to disclosure requirements, the Advisers Act and SEC rules impose certain direct requirements on advisers’ conduct of their business, as set forth in this Manual.

Investment advisers are also subject to portions of the other federal securities laws. For example, under certain circumstances the Firm may be required to file reports as an institutional investment manager and reports of beneficial ownership under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the broad antifraud provisions of Section 10(b) of the Exchange Act, which prohibit making material misstatements or omissions in connection with the purchase or sale of securities, could give rise to civil liability if the Firm or its Employees were to engage in such conduct.

As a manager to private funds, the Firm and its Employees must comply with requirements under the Securities Act of 1933, as amended (the “Securities Act”), to ensure that interests of such private funds are offered on a private placement basis and therefore are exempt from registration with the SEC. In addition, the private funds managed by the Firm must be monitored in order to be excluded from registration as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and related laws and regulations.

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The nature of our Clients may subject the Firm to additional regulatory schemes. As an example, if the Firm manages assets for employee benefit plans, it may become subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to those accounts. Thus, the Firm must ascertain whether a Client’s particular form of organization imposes any special regulatory requirements before undertaking to manage the Client’s assets.

The Firm is subject to examination by the SEC staff. Generally, examinations can be expected to occur approximately every two to four years. If an Employee receives any contact or inquiries from regulators, they must be referred to the Chief Compliance Officer.

Violations and Remedies

Legal penalties for violating various SEC and other applicable laws and regulations can be severe, both for individuals involved in such unlawful conduct and for their employers. For example, breaches of insider trading proscriptions described in the Firm’s Code of Ethics can result in treble damages, jail sentences and other criminal sanctions. In addition, the full panoply of administrative sanctions available to the SEC under the Advisers Act may be imposed on the individual violator and/or the Firm, including:

•      censure;

•      cease and desist orders;

•      limitations on the activities, functions, or operations of the Firm;

•      suspension of the Firm’s registration for a specified period;

•      revocation of the Firm’s registration;

•      civil money penalties of up to $50,000 per violation for an Employee and/or $250,000 for the Firm; and

•      bar and suspension of an Employee from association with any investment adviser or other regulated entity.

Employee Responsibilities

As a matter of Firm policy, compliance with this Manual is a condition of continued employment with the Firm. Employees must report any violation of this Manual promptly to the Chief Compliance Officer. The Chief Compliance Officer will investigate any reported or suspected violation of the provisions of this Manual, and report to the General Partner on the factual findings and recommend sanctions, where appropriate. Employees are required to cooperate in any investigation.

Each Employee will be required to acknowledge having read (and must retain a copy of) this Manual. (See Appendix 1 for Employee Acknowledgement form.) At least once a year, each Employee will be required to certify on the Employee Annual Certification form (see Appendix 2) that such Employee has read and understood this Manual, has complied with its requirements,

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and has disclosed or reported all personal securities transactions required to be disclosed or reported.

This Manual is the property of the Firm and its contents are strictly confidential. Each Employee’s copy of this Manual must be returned to the Chief Compliance Officer upon termination of employment for any reason.

How to Use This Manual

This Manual is presented in two sections. The first is the Code of Ethics, which sets forth the ethical and fiduciary principles and related compliance requirements under which the Firm must operate and the procedures for implementing those principles. The second section contains Policies and Procedures for compliance with other requirements imposed by applicable laws and regulations, including SEC rules. Use of the word “we” (or “our”) in this Manual refers to the Firm and all its Employees.

Generally, for each topic in both the Code of Ethics and the Policies and Procedures, a summary of applicable legal requirements is provided, followed by a statement of the Firm’s policy on the issue (“Law and Policy”). After this, the procedures through which the policy will be implemented are set forth (“Procedures”). The goal of the Procedures is to specify who is responsible for compliance with the applicable legal and regulatory requirements and Firm policies and what each such responsible person must do reasonably to assure that the requirements and policies are satisfied.

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Code of Ethics

CODE OF ETHICS

Fiduciary Duty – Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.     Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Employee investing for himself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.

2.     Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Firm could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code.

3.     Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While the Firm encourages Employees and their families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety.

4.     Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

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5.     Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of the Firm as an investment adviser and otherwise, and you as an Employee of the Firm, and integrate compliance into the performance of all duties.

6.     Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

The Policies and Procedures in this Code of Ethics implement these general fiduciary principles in the context of specific situations.

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Client Opportunities

Law and Policy

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Accordingly, an Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of a Client.

On the other hand, in the case of trades in listed securities in broad and deep markets, where the Employees’ participation will not affect Client investment opportunities, Employees in certain situations may participate with Clients in aggregated or combined trades. Under certain limited circumstances, and only with the prior written approval of the Chief Compliance Officer, an Employee may participate in certain opportunities of limited availability that are deemed by the Chief Compliance Officer not to have an adverse affect on any Client.

An Employee may not cause or attempt to cause any Client to purchase, sell, or hold any security for the purpose of creating any benefit to Firm accounts or to Employee accounts.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision for a Client that the Employee is recommending or making, the Employee must disclose that interest to the Chief Compliance Officer. The disclosure must be made before the investment decision and should be documented by the Chief Compliance Officer.

Restriction on Investment. Based on the information given, the Chief Compliance Officer will make a decision on whether or not to restrict an Employee’s participation in the investment decision. In making this determination, the Chief Compliance Officer will consider the following factors, among others: (i) whether any Client was legally and financially able to take

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advantage of this opportunity; (ii) whether any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any Client.

Record of Determination. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.

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Insider Trading

Law and Policy

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s own investment and trading on the market for securities. The Firm forbids any Employee to trade, either personally or on behalf of others, including Clients, while in possession of material non-public information or to communicate material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Firm’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as traders, officers, directors or employees of the Firm.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)                                  trading by an insider while in possession of material non-public information, including information pertaining to specific issuers, securities or the Firm’s own positions or trades;

(b)                                 trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(c)                                  communicating material non-public information to others; or

(d)                                 trading ahead of research reports or recommendations prepared by the Firm.

Concerns about the misuse of material non-public information by the Firm or Employees may arise primarily in two ways:

First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that the Firm has material non-public information about an issuer, all investments in that issuer on behalf of Clients and by Firm personnel, in any securities of the issuer, will be prohibited.

Second, the Firm as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term “material non-public information” may include

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information about an investment adviser’s securities recommendations and Client securities holding and transactions. It is the policy of the Firm that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within the Firm and to those who have a need for it in connection with the performance of services to Clients. Despite this blanket prohibition, some trades in securities in which the Firm has also invested for Clients may be permitted because the fact that the Firm has made such investments may not be viewed as material information (e.g., trades in highly liquid securities with large market capitalization). The personal trading procedures set forth below establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of the Firm, for example, could become a temporary insider to a company because of the Firm’s and/or Employee’s relationship to the company (e.g., by having contact with company executives while researching the company). According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a nationally recognized statistical rating organization, and extraordinary management developments.

Material information does not have to relate to the Firm’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal reporter was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

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What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation. See Violations and Remedies above.

Procedures

Identification and Prevention of Insider Information. If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

•                                          Report the matter immediately to the Chief Compliance Officer, who shall document the matter.

•                                          Refrain from purchasing or selling the securities on behalf of himself or others.

•                                          Refrain from communicating the information inside or outside the Firm other than to the Chief Compliance Officer.

If the Chief Compliance Officer determines that an Employee is in possession of material non-public information, he will notify all Firm Employees that the security is restricted. All decisions about whether to restrict a security, or remove a security from restriction, shall be made by the Chief Compliance Officer. Restrictions on such securities also extend to options, rights and warrants relating to such securities. When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer. A security shall be removed from restriction if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Material Non-public Information. Care should be taken so that such information is secure. For example, files containing material non-public information should be sealed, access to computer files containing material non-public information should be restricted, and relevant conversations should take place behind closed doors.

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Detecting Insider Trading. To detect insider trading, the Chief Compliance Officer will review the trading activity reports of Client accounts, Employee accounts (both at the Firm and at other financial institutions) and other Firm accounts. It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues. The Chief Compliance Officer will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

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Personal Securities Transactions

Law and Policy

Employee investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

SEC Rule 204A-1 under the Advisers Act requires that each registered investment adviser adopt, maintain and enforce a Code of Ethics that requires the adviser’s “access persons” to report their transactions and holdings periodically to the Chief Compliance Officer and requires the adviser to review these reports.

Under the SEC definition, the term “access person” includes any Firm Employee who has access to non-public information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public. It is the Firm policy that all officers, directors (other than independent directors) and Employees of the Firm are access persons (“Access Persons”) for purposes of these requirements.

Transaction Reporting Requirements. It is the policy of the Firm that all Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to all securities with respect to which they have or acquire any “Beneficial Interest,” except the following, which are deemed to present little opportunity for improper trading:

•                  direct obligations of the Government of the United States;

•                  money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•                  money market fund shares;

•                  shares of other types of mutual funds, (although if the Firm acts as the investment adviser for a registered fund, Access Person transactions in shares of such fund will become reportable); and

•                  units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

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Beneficial Interest includes direct or indirect control or power to make investment decisions and is presumed to cover accounts of immediate family members who share your household. (All such accounts are referred to as “Access Person Accounts.”) Beneficial Interest, and therefore “Access Person Accounts,” may also include accounts of others who share the same household as you, anyone to whose support you materially contribute and other accounts over which you exercise a controlling influence, but do not include accounts in which you have a Beneficial Interest if you provide the Chief Compliance Officer with written documentation showing that someone else has been granted investment discretion over the account. Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

Pre-clearance - Initial Public Offerings and Private Placements. Access Persons must obtain the written approval of the Chief Compliance Officer prior to investing in shares of initial public offerings or private placements. In approving any such transaction, the Chief Compliance Officer must cite the reasons for such approval. Employees must furnish any prospectus, private placement memoranda, subscription documents and other materials about the investment as the Chief Compliance Officer may request.

Pre-clearance - Other Transactions. All transactions by Access Persons are subject to pre-clearance by the Chief Compliance Officer according to the procedures set forth below, except for transactions in securities that are exempt from transaction reporting requirements, as described above.

Short-Term Trading. Short-term trading in securities of issuers in which an Employee is an officer, director or the owner of 10% or more of a class of equity securities is prohibited by law. Although other short-term trading activity is not strictly prohibited, as a matter of policy, the Firm strongly discourages short-term trading by Employees.

Prohibited Transactions. No Access Person may initiate trades for securities that are in client accounts or are in the process of being evaluated for client accounts. No Access Person may trade in any amount in any security subject to a restriction on trading issued by the Chief Compliance Officer under the Firm’s insider trading policies and procedures set forth in this Code of Ethics.

Duplicate Statements. Each Employee is responsible for making certain that the Chief Compliance Officer receives at least quarterly copies of account statements for the Employee’s Access Person Accounts, no later than thirty days after the end of each quarter. The Chief Compliance Officer may require Employees to provide copies of monthly account statements and/or confirmations. All account statements will be reviewed quarterly by the Chief Compliance Officer in order to monitor compliance with the Code of Ethics and all securities rules and regulations.

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Procedures

Duplicate Confirmation Statements. For any account opened or maintained at a broker-dealer, bank or similar financial institution, the Employee shall be responsible for arranging that the financial institution send duplicate account statements (and confirmations if requested) directly to the Chief Compliance Officer at the following address:

Blue Lion Capital

Attn: Chief Compliance Officer

5950 Berkshire Lane, Suite 510

Dallas, TX 75225

Initial and Annual Holdings Reports. Each Access Person of the Firm must disclose all securities in any Access Person Account on the Personal Securities Holdings Report (see Appendix 3) or any substitute acceptable to the Chief Compliance Officer, no later than 10 days after becoming an Access Person, and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted.

Quarterly Trade Reporting Requirements. Each Access Person shall submit to the Chief Compliance Officer within 30 days after the end of the quarter in which such transaction occurs a report of every transaction in securities, as described above, in an Access Person Account. The report shall include the name of the financial instrument, date of the transaction, quantity, price and bank, broker-dealer or financial institution through which the transaction was effected. The requirement will generally be satisfied by the sending of duplicate confirmations to the Chief Compliance Officer of trades and monthly account statements for all Access Person Accounts. If there are securities that do not appear on the confirmations or account statements (e.g., a private placement approved by the Chief Compliance Officer), Employees must independently report such securities on the Quarterly Securities Transaction Report form provided as Appendix 4.

Pre-clearance. Each Employee who wishes to effect a transaction in securities covered by the Code of Ethics, including any initial public offering or private placement, must first obtain written pre-clearance of the transaction from the Chief Compliance Officer. A decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received. Pre-clearance will be effective for a 24 hour period, unless otherwise specified.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including transaction and holdings reports (initial, monthly and annual reports), will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer shall review all account statements (and promptly review confirmations if requested) within 45 days after the end of the quarter to which they apply. Such review shall:

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•                  address whether Employees followed internal procedures, such as pre-clearance;

•                  compare Employee transactions to any restrictions in effect at the time of the trade;

•                  assess whether the Employee is trading for his or her own account in the same financial instrument he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Employee’s trades; and

•                  periodically analyze the Employee’s trading for patterns that may indicate abuse.

The Chief Compliance Officer will document such review by initialing Employee statements or otherwise indicating the statements that have been reviewed and will maintain copies of the Employee reports and account statements received.

Confidentiality. The Chief Compliance Officer is responsible for maintaining records in a manner to safeguard their confidentiality. Each Employee’s records will be accessible only to the Employee, the Chief Compliance Officer, senior officers and appropriate human resources personnel. Records will be maintained for five years.

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Gifts, Entertainment and Contributions

Law and Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Clients. Accordingly, it is the policy of the Firm to permit such conduct only in accordance with the limitations stated herein.

Accepting Gifts and Entertainment. On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons not affiliated with the Firm. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 annually from a single giver), customary business lunches, dinners, entertainment at which both the Employee and the giver are present (e.g., sporting or cultural events), and promotional items (e.g., pens, mugs) with a value that does not exceed $100 may be accepted.

Giving Gifts and Providing Entertainment. Employees may not give any gift(s) with an aggregate value in excess of $100 per year to any person associated with a securities or financial organization, including exchanges, brokerage firms, or other investment management firms, to members of the news media, or to Clients or prospective Clients of the Firm. Employees may provide reasonable entertainment to persons associated with securities or financial organizations or Clients or prospective Clients provided that both the Employee and the recipient are present and there is a business purpose for the entertainment. It is anticipated that Employees will not entertain the same person more than four times per year or spend more than $100 per person on business meals on such occasions.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Caveat. The Firm’s policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, Employees should consult the Chief Compliance Officer.

Pay to Play – Political Contributions. The SEC has stated that investment advisers who seek to influence the award by public entities of advisory contracts by making political contributions to public officials have compromised their fiduciary duty to such entities. Accordingly contributions may not exceed $250 to any one official per election without the consent of the

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Chief Compliance Officer. Similar restrictions may apply to gifts or benefits given to non-U.S. officials. Employees should consult with the Chief Compliance Officer prior to making any such gift or benefit.

Client Complaints. Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer.

ERISA Considerations. ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. In addition, many public employee benefit plans are subject to similar restrictions. Client employees should never offer gifts, entertainment, or other favors for the purpose of influencing ERISA Client or prospective Client decision-making. Similarly, Firm Employees should not accept gifts, entertainment, or other favors offered by others who wish to do business with the Firm or its Clients.

Procedures

Prohibited Gifts. The giving or receiving of any gifts or entertainment to or from any one person with an aggregate value exceeding $100 must be reported to the Chief Compliance Officer. If an Employee receives or is offered, or wishes to provide, any such gift or entertainment, the Employee must seek the guidance of the Chief Compliance Officer to determine whether the Employee will be permitted to accept or keep, or to provide, the gift or entertainment.

Expense Reports. The Chief Compliance Officer shall review all reports or other documentation regarding Employee expense reimbursement annually to monitor compliance with this policy.

Political Contributions. All political contributions in excess of $250 must be reported to the Chief Compliance Officer prior to being made and political contributions equal to or less than $250 should be reported to the Chief Compliance Officer within 10 business days of being made. Records of such political contributions will be maintained by the Chief Compliance Officer. The Chief Compliance Officer shall review all reports of political contributions upon receipt to determine compliance with this Manual.

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Outside Business Activities

Law and Policy

Our fiduciary duties to Clients dictates that the Firm and its Employees devote their professional attention to Client interests above their own and those of other organizations. Accordingly, Employees may not engage in any of the following outside business activities without the prior written consent of the Chief Compliance Officer:

•                  Be engaged in any other business;

•                  Be employed or compensated by any other person for business-related activities;

•                  Serve as an employee of another organization;

•                  Serve as general partner, managing member or in similar capacity with limited or general partnerships, limited liability companies (LLCs) or private funds (other than private funds managed by the Firm or its affiliates);

•                  Engage in personal investment transactions to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Clients;

•                  Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm from which the Employee might benefit or appear to benefit materially; or

•                  Serve on the board of directors (or in any similar capacity) of another company.

Authorization for board service will normally require that the Firm not hold or purchase any securities of the company on whose board the Employee/director sits.

Procedures

Before undertaking any of the activities listed above, the Employee must obtain written approval from the Chief Compliance Officer.

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Confidentiality

Law and Policy

Confidential Information

During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning the Firm or its Clients or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality. Confidential Information may be in written, graphic, recorded, photographic or any machine-readable form or may be orally conveyed to the Employee. No Employee will directly or indirectly use, disclose, copy, furnish or make accessible to anyone any Confidential Information and each Employee will carefully safeguard Confidential Information.

Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally and conveniently available to the public or industry other than as a result of a disclosure by the Employee, or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

Each Employee agrees to inform the Firm promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

Company Property. All originals and copies of Confidential Information are the sole property of the Firm. Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee will promptly deliver all copies of such materials to the Firm. During employment with the Firm and at all times thereafter, no Employee will remove or cause to be removed from the premises of the Firm any of the foregoing property, except in furtherance of his or her duties as an Employee of the Firm.

Procedures

Certain Employees may have written employment agreements with the Firm which contain confidentiality provisions, which shall govern the Employee’s use of confidential information (as defined in such agreements). The Chief Compliance Officer will maintain copies of such employment agreements.

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Policies and Procedures

POLICIES AND PROCEDURES

REGISTRATION AND DISCLOSURE

Registration

Law and Policy

Registration as Investment Adviser. The responsibility for regulating investment advisers is divided between the SEC and the states based on whether an adviser meets SEC eligibility requirements and/or sufficient assets under management. Once registered with the SEC, an adviser is subject to the Advisers Act and all rules and regulations thereunder.

Form ADV. Registration with the SEC is accomplished through Form ADV. Form ADV is divided into two parts. Part 1A of Form ADV is filed electronically with the Investment Adviser Registration Depository (“IARD”). Once it is filed and an adviser is registered, it is available through the Internet at http://adviserinfo.sec.gov/IAPD/Content/Search/iapd_OrgSearchInit.asp. Part II of Form ADV is not filed with the SEC but is retained by the Firm and available for SEC inspection. As noted in the next section, Form ADV must be updated promptly if the Firm’s responses to certain disclosure items have changed.

State Notice Filing Requirements. If an adviser qualifies for SEC registration, it need not register with any state. However, states in which the adviser would otherwise be required to be registered may require notice filings and impose fees on SEC-registered advisers. State notice filings and payment of fees are accomplished along with the filing of Form ADV Part 1A through the IARD system. Certain states may also require the adviser to file a copy of its Form ADV, Part II.

Registration of Investment Advisory Representatives. In addition, any Employee of the Firm who provides advice in a state where he or she has a place of business may be required to be licensed in that state as an investment adviser representative if more than 10% of the Employee’s Clients are natural persons (i.e., individuals) and the Employee has more than five Clients who are natural persons. For these purposes, however, individuals with at least $750,000 under management with the adviser or a net worth of more than $1.5 million are not counted as “natural persons.” The definition of “investment adviser representative” varies significantly from state to state. In some states, only those who provide advice or supervise the provision of advice in the state must be licensed. In others, individuals who solicit advisory business must also be licensed. Licensing generally requires the person to pass the Series 65 or 66 exam.

The Firm does not have any Clients who are natural persons as defined above. Accordingly, the Firm’s Employees currently will not be required to be licensed as investment adviser representatives.

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Procedures

Compliance with State Filing Requirements. The Chief Compliance Officer is responsible for making sure that notice filings are filed with the appropriate states and that applicable notice fees are paid. This is accomplished through the filing of Part 1A and the IARD. The Chief Compliance Officer also will review the list of Firm Clients in conjunction with state blue sky laws to determine those states in which the Firm will need to make notice filings and pay required state fees. Generally, states also are authorized to request from the Firm and have the Firm provide promptly a copy of the Firm’s Form ADV, Part II. The Chief Compliance Officer will respond to such requests.

Analysis of Investment Adviser Representative Status. The Chief Compliance Officer is responsible for determining under state blue sky laws (with possible assistance of counsel) whether any Employees must be licensed as investment adviser representatives. For states requiring licensing, the Chief Compliance Officer will coordinate any required licensing, testing and applicable fee payments.

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Disclosure

Law and Policy

The disclosure requirements of the Advisers Act are designed to insure that Clients and prospective Clients receive material information about the Firm and to prevent the Firm from perpetrating fraud or deceit upon its Clients. The Advisers Act and its rules prescribe disclosures that must be made in the Firm’s brochure (i.e., Form ADV, Part II).

Form ADV. Form ADV is divided into two parts (Part 1 and Part II). Part 1A requests certain basic information about the Firm and its business, including its executive officers and owners, numbers and types of Clients, and amount of assets under management.

Part II of Form ADV requires information concerning the Firm’s business, including a description of advisory services provided and fees charged, the types of Clients to which the Firm generally provides services, the types of securities on which the Firm provides advice, the Firm’s methods of security analysis, sources of information and investment strategies, any standards of education or business experience required of those involved in giving investment advice to Clients, the education and business background of members of the Firm’s investment committee, material activities of the Firm, financial industry affiliations of the Firm, the nature of the Firm’s participation or interest in Client securities transactions, and brokerage placement practices, including soft dollar arrangements.

SEC staff members have informally expressed the intention that the Form ADV disclosures serve in effect as a “prospectus” of an adviser and disclose all material information concerning the adviser. While many of the required items seem straightforward, the SEC and its staff have indicated that various practices that might involve actual or apparent conflicts of interest on the part of an adviser must be disclosed in response to various items of Form ADV.

Annual and Other Form ADV Amendments. All amendments to the Firm’s Form ADV reflecting changes in its operations, policies, procedures or management must be filed timely, in accordance with the following requirements:

•                                          Form ADV must be amended “promptly” to reflect (i) any changes in Items 1, 3, 9 and 11 of Part 1A; or (ii) any material change in Items 4, 7, 8 or 10 of Part 1A and all of Part II. While there is no formal definition of the meaning of “promptly,” the industry generally uses 30 days as a rule, and the SEC staff has informally stated this as a standard.

•                                          The Form ADV must be amended and updated annually within 90 days after the end of its fiscal year. Changes to Parts 1 and II of the Firm’s Form ADV other than as described above are to be filed at the time of the annual amendment.

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•                                          A current copy of Part II of Form ADV must be maintained in the Firm’s files. For purposes of requirements of accuracy and legal responsibility for content, the copy maintained in the Firm’s files is deemed filed with the SEC.

Brochure Rule. The Firm is required by Advisers Act Rule 204-3 (often called the brochure rule) to deliver to Clients a written disclosure statement containing the same information required to be disclosed in Part II of Form ADV. The Firm may either submit the actual Part II to Clients, or provide a separate narrative statement containing all the information that appears in Part II. The Firm must initially deliver this information not less than 48 hours prior to entering into an investment advisory contract or, as an alternative, may deliver this “brochure” at the time the Client enters into the contract, if the Client is given the right to terminate the contract without penalty within five business days after entering into it. The Firm has assigned to Brad Berry the responsibility to deliver the Firm’s brochure or Form ADV, Part II to Clients, including, for these purposes, investors in private funds sponsored by the Firm, within the stated timeframes. A private fund’s administrator may assist in the delivery of the Firm’s brochure or Form ADV, Part II to investors in such fund.

There is no general requirement that all amendments to Form ADV be provided to Clients at the time filed. The Chief Compliance Officer should consider, however, whether any amendment is sufficiently material that Clients would be misled in continuing their relationship with the Firm without benefit of the information in the amendment.

Annual Offer. The brochure rule also requires the Firm annually to deliver or offer in writing to deliver to existing Clients an updated version of the information in the brochure or Form ADV, Part II. Brochures must be sent to Clients within seven days after a request for the brochure is received.

Private Funds—Annual Offer. In addition, registered investment advisers, such as the Firm, that manage private funds and act as a general partner to a limited partnership or managing member or manager to a limited liability company, must furnish the Form ADV, Part II to each private fund investor.

Other Disclosures. Disclosures made in the Firm’s Form ADV may appear or be used in other documents or communications to Clients or prospective Clients. Other contracts, marketing materials, and offering documents must be evaluated to assess their impact and consistency with the Firm’s Form ADV disclosures.

Procedures

Brochure Delivery. Brad Berry will be responsible for delivering (or monitoring delivery of) a current copy of the Form ADV, Part II (or equivalent brochure) to Clients not less than 48 hours prior to entering into an investment advisory contract or, at the time the Client enters into the advisory agreement, if the Client is given the right (generally set forth in the advisory agreement)

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to terminate the agreement without penalty within five business days after entering into it. Evidence of such delivery must be provided promptly to the Chief Compliance Officer.

Private Funds–Brochure Delivery. For private funds managed by the Firm, the Chief Compliance Officer will confirm that the Firm’s Form ADV, Part II is included as an exhibit to or otherwise provided with the fund’s offering memorandum. Firm personnel, in conjunction with a private fund administrator (if any), create and maintain a list of all investors or prospective investors in such fund who are to be sent offering documents. Firm personnel and/or the administrator will provide the documents to such persons and retain evidence of such transmittal. Subscription documents are dated by investors and evidence that the investor is entering into a contract more than 48 hours after the Form ADV, Part II was received.

Annual Update of Form ADV. The Firm must prepare an updated Form ADV each year within 90 days after its fiscal year end. The Chief Compliance Officer has responsibility for collecting information necessary for the annual update of Form ADV for filing with the IARD (in the case of Part 1) and for inclusion in a revised version of Part II to be produced in hard copy form. The Chief Compliance Officer also will be responsible for the filing of Form ADV Part 1 and the payment of the appropriate funds to IARD to cover filing fees, which are based on the Firm’s assets under management. Each year, the Chief Compliance Officer shall circulate Part II of the Firm’s Form ADV to certain Employees named in Part II, Item 6 to make any changes to their personal information and to Brad Berry for further review.

Annual Offer of Brochure. Brad Berry has responsibility for offering annually the current version of the Firm’s Form ADV, Part II (or equivalent brochure) to Clients with separately managed accounts. Brad Berry has responsibility for offering annually the current version of the Firm’s Form ADV, Part II (or equivalent brochure) to investors in private funds sponsored by the Firm. A private fund’s administrator may send a letter from the Firm offering the Form ADV, Part II (or equivalent brochure) to investors in private funds managed by the Firm. The administrator will provide the Chief Compliance Officer with a confirmation that it has been sent to all investors on each private fund’s register. The Form ADV, Part II (or equivalent brochure) must be sent to Clients and investors within seven days after a request for the brochure is received. Evidence of the annual offer, the names of Clients and investors who have requested the brochure and the delivery of the Form ADV, Part II (or equivalent brochure) shall be maintained by the Chief Compliance Officer.

Annual Review of Disclosures. The Chief Compliance Officer on an annual basis shall review, reconcile and update disclosures made in:

•                       Form ADV;

•                       Private fund offering materials;

•                       Advertising and marketing presentation materials;

•                       Contracts with broker-dealers (for change to soft dollar practices and services);

•                       Contracts with third-party vendors;

•                       Contracts with other advisers, sub-advisers or wrap fee sponsors; and

•                       The Firm’s investment advisory contracts with non-private fund Clients.

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POLICIES AND PROCEDURES

ADVERTISING, MARKETING, AND COMMUNICATIONS

Advertising

Law and Policy

The Firm, as a registered investment adviser, has a fiduciary duty to act in the best interests of its Clients. As part of this fiduciary duty, the Firm has an affirmative obligation of utmost good faith and full and fair disclosure of all material facts to Clients.

Advertisements - General. The Advisers Act, limits the form and content of “advertisements,” which are defined to include:

“any notice, circular, letter or other written communication, addressed to more than one person, or any notice or other announcement in any publication or by radio or television, which offers any ... investment advisory service with regard to securities.”

The Advisers Act antifraud provisions and the advertising rule generally prohibit any untrue statement of a material fact or material omission from advertisements. SEC rules expressly restrict use of the following in advertisements:

Testimonials. An advertisement cannot contain any testimonials of any present or former Clients.

Past Recommendations. The advertisement cannot refer, directly or indirectly, to any past specific recommendations. However, an advertisement may provide specific lists of securities or types of securities provided the list is based on non-performance based criteria (e.g., ten largest or smallest holdings).

Use of Chart, Graph, Formula or Other Device. An advertisement may not represent that any chart, graph, formula or other device can in and of itself be used to determine which securities to buy and sell or will assist a person in determining which securities to buy and sell without prominently disclosing the limitations thereof and the difficulties with respect to its use.

Claims of Free Service. An advertisement cannot contain any statement that any report, analysis or other service will be furnished entirely free unless it will be offered free without any condition or obligation.

Other Misrepresentations. Advertisements that misrepresent the Firm’s or an Employee’s expertise, academic credentials or years of experience are prohibited under this provision.

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Performance Data. The SEC has detailed rules regarding the use of a Client’s performance information. These rules are as follows:

“Net of Fees” Requirement. In general, performance results cannot be given unless they reflect a deduction of advisory fees, brokerage or other commissions and any other expenses the Client would have to pay. Performance shown must be net of fees. The fees deducted should be actual fees, not model fees. However, we may advertise composite performance by deducting a model fee equal to the highest fee charged to any account in the composite with an appropriate disclosure statement.

Exceptions:

•                  Custodian Fees - custodian fees paid to a bank or other entity for safekeeping Client funds need not be deducted.

•                  One-On-One Presentations - a presentation made to one person (or a small group) that is either a wealthy individual, pension fund, university or other institution with sufficient assets in a private and confidential manner with an opportunity for Clients to discuss the type of fees they may pay is permitted if the adviser provides the following:

•                  disclosure that results do not reflect the deduction of fees;

•                  disclosure that returns will be reduced by advisory fees;

•                  disclosure that advisory fees are described in Form ADV, Part II; and

•                  an example showing effect of compounded fees on portfolio value.

•                  Presentation of Gross with Net Performance – The Firm may distribute an advertisement with both gross and net performance in equal prominence with sufficient disclosure of any factors necessary to make the figures comparable.

Model and Actual Results. There are certain advertising prohibitions pertaining to actual and model (for hypothetical or model portfolios not for an actual account) results. Some of the restrictions apply to model and actual results together, while others apply to either one separately.

i.                                          Model or Actual Results: Advertisements may not:

•                  fail to disclose the effect of material market conditions on results;

•                  fail to deduct advisory fees;

•                  fail to disclose whether results include reinvestment of dividends;

•                  suggest potential profits without disclosing possibility of loss;

•                  compare results to an index without disclosing all material factors; or

•                  fail to disclose any material conditions or strategies used to obtain performance.

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ii                                          Model Results: The advertisement may not:

•                  fail to disclose prominently the limits inherent in model results;

•                  fail to disclose material changes in the strategies of the model during the period portrayed;

•                  fail to disclose that some securities reflected in model do not relate to services currently offered, if applicable; or

•                  fail to disclose that Clients actually had materially different results.

Backtested Performance. The practice of creating hypothetical performance results by retroactively applying the Firm’s management strategy to actual historical data is inherently misleading unless accompanied by a disclosure that the advertised results do not represent actual trading results.

Predecessor Performance. Before making any representation concerning prior performance by any portfolio manager, certain conditions as to continuity of management style and management authority over the portfolio must be satisfied.

Construction of Composites. The Firm may wish to construct a composite based only on the results of a particular strategy. If a composite includes fewer than all Clients, the Firm must disclose prominently that the results portrayed relate only to a select group of Clients, the basis on which the selection was made, and the effect of this practice on the results portrayed. Superior performance is not a legitimate basis for selection of accounts to participate in a composite. Performance shown in any composite must be net of fees. It is preferable to deduct actual fees paid by the accounts in the composite. If actual fees are not used, and a model fee is used, the model fee must be equal to the highest fee charged to any account employing that strategy during the performance period. This does not apply if the composite is being used to reflect pro forma hypothetical performance regarding a newly offered private fund, provided adequate disclosures are made and the pro forma adjustments include the fees and estimated expenses of the fund.

Comparisons to Indices; Third-Party Information. If the performance of an account or a composite of accounts is compared to an index, the index should be described. If there are material differences between the composition of the index and the composition of the composite, this must also be disclosed. When utilizing graphs, charts or any statistical or other information compiled by an independent outside source, that source must be credited and the date of the information is included.

NASD “Related Performance” Prohibition. To the extent the Firm uses a broker-dealer to market interests in private funds, the advertising requirements of the NASD Inc. (“NASD”) apply. The NASD has stated that its Conduct Rule 2210 generally prohibits the use of “related performance” information in sales materials for pooled investment vehicles, such as private funds managed by the Firm. The prohibition does not apply to private funds relying on an exclusion from investment company regulation provided by Section 3(c)(7) of the Investment

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Company Act for offerings to “qualified purchasers.” The term “related performance” refers to hypothetical performance information and any other performance information of the Firm which does not reflect actual performance of the fund in question. The use of such information is especially important in marketing start-up or relatively new funds that have little or no track record. When an NASD member is involved, Firm performance in connection with the sale of private funds managed by the Firm (other than a fund relying on Section 3(c)(7)) must be included in the offering memoranda, which the NASD does not consider to be sales material.

Governmental Approvals. The Advisers Act prohibits any representation that the Firm has been sponsored, recommended or approved by the SEC or that the SEC or its staff has passed on the abilities or qualifications of the Firm. In this regard, SEC staff interpretations prohibit use of the initials “R.I.A.” (to suggest registered investment adviser) following any person’s name in any printed materials. The staff views this as being potentially misleading by suggesting some level of professional competence, education or special training when no such requirement is a prerequisite to becoming an R.I.A.

Investment Counsel. Firm advertising, including business cards, may not use the term “investment counsel,” unless the Firm’s principal business consists of acting as an investment adviser and a substantial part of its business consists of rendering “investment supervisory services” as disclosed in Form ADV. “Investment supervisory services” means the giving of continuous advice as to the investment of funds on the basis of the individual need of each Client.

Use of Firm Name. Any use of the Firm’s name in marketing materials or other communications disseminated by third parties, such as indexes, newsletters, websites, other private or public fund documents, or other forms of public or targeted communications could be considered advertising. Therefore, any use of the Firm’s name in these or similar capacities is subject to prior approval by the Chief Compliance Officer to confirm their accuracy. When possible, the Chief Compliance Officer should obtain an advance copy of how the Firm’s name may appear in any such publication.

AIMR Compliance. Advisers frequently represent that their performance results are presented in compliance with the Performance Presentation Standards of the Association of Investment Management and Research (“AIMR Standards”).* While the SEC does not endorse or enforce AIMR Standards, an adviser’s inaccurate claim of AIMR compliance may constitute a false and misleading statement, which may violate the Advisers Act.

* The Association of Investment Management and Research recently changed its name to the “CFA Institute.”

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Fraudulent Performance Claims. Other examples of potentially fraudulent performance claims include:

•                       Creating distorted performance results by constructing composites that include only selected profitable accounts, or are for selected profitable periods;

•                       Comparing the adviser’s performance to inappropriate indices (e.g., stating or implying that a dissimilar index is comparable to the adviser’s investment strategies);

•                       Representing or implying that model or backtested performance is actual performance;

•                       Failing to deduct the adviser’s fees from performance calculations, without disclosure;

•                       Representing falsely the adviser’s total assets under management, credentials, or length of time in business; and

•                       Incorporating a predecessor adviser’s performance into the adviser’s advertised performance returns if it is not comparable.

Procedures

Preparation of Advertising Materials. Materials that could be deemed advertising under the SEC definition, including materials to be used in one-on-one presentations to Clients, are prepared by the Chief Compliance Officer. Any Employee who has prepared materials for use in presentations to Clients or prospects should submit them to the Chief Compliance Officer no later than five business days prior to expected use.

Approval Process. The Chief Compliance Officer has responsibility for review and approval of all advertisements and other marketing materials used with Clients and prospective Clients. The Chief Compliance Officer will maintain a file of all such approved advertising. Previously approved materials (or form of materials) need not be submitted prior to reuse.

Retention of Advertising Materials. Advisers Act Rule 204-2(a)(11) requires that the Firm maintain a file containing a copy of each “notice, circular, advertisement, newspaper article, bulletin or other communication” that the Firm distributes to ten or more persons. It is the responsibility of the Chief Compliance Officer to maintain such a file containing each advertisement actually used. All advertisements are filed indefinitely until the Chief Compliance Officer authorizes their destruction. In addition, for any performance information or presentation in advertising materials, the person preparing such information or the Chief Compliance Officer must provide adequate documentation clearly supporting such claims and maintain such supporting documentation with any approved advertising material.

Website Maintenance. The Firm’s password-protected website, www.bluelioncap.com is maintained by Brad Berry. No material may be posted to the website without the approval of the Chief Compliance Officer. The Chief Compliance Officer will review the Firm’s website periodically to determine whether it complies with advertising restrictions.

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E-Mail. E-mail communications to individual Clients generally are not subject to the approval procedures described above, unless they form communications that would be considered to be “advertisements.” Any such advertisements by email will be furnished by the sender to the Chief Compliance Officer and will be maintained by the Chief Compliance Officer consistent with the Firm’s recordkeeping policies in this Manual.

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Solicitation Arrangements

Law and Policy

Client Referral and Solicitation Arrangements — Affiliated Solicitors. Fee payments by the Firm for Client referrals are subject to Rule 206(4)-3 under the Advisers Act. The rule requires that such payments be made pursuant to a written agreement between the Firm and the soliciting person, that the affiliation with the Firm be disclosed at the time of the solicitation, and that the solicitor not have been found to have violated securities or certain other laws.

Solicitation Arrangements — Unaffiliated Solicitors. Unaffiliated solicitors (i.e., non-Employees engaged contractually to solicit Clients for the Firm) must have entered into a written solicitation agreement with the Firm and provide Clients with a separate disclosure document that describes the terms of the arrangement, including any compensation that the solicitor will receive. Solicitors may not be subject to any statutory disqualifications. Solicitors also must deliver a copy of the Firm’s Form ADV, Part II at the time of solicitation. Clients must sign an acknowledgment of the receipt of such documents and disclosures.

All solicitation arrangements, including solicitation arrangements involving private funds, must be reviewed and approved by the Chief Compliance Officer.

ERISA Considerations. ERISA prohibits fiduciaries from engaging in transactions that may be viewed as resulting in conflicts of interest, including (1) dealing with the assets of a plan for the fiduciary’s own account; (2) acting on behalf of a party whose interests are adverse to those of the plan; and (3) receiving any consideration for the fiduciary’s own account from a third party in connection with a transaction involving plan assets. Client referral and solicitation arrangements that satisfy Rule 206(4)-3 under the Advisers Act may nevertheless violate ERISA if the person receiving payments is a fiduciary of an ERISA plan. In addition, the overall compensation received by the solicitor in connection with its provision of services to an ERISA plan must be reasonable.

Indirect Payments for Client Referrals. Any formal or informal arrangement with one or more brokers to direct brokerage for Client referrals may be subject to the solicitation rule. Payments for referrals involving third party vendors, Internet website links, newsletters or issuers also may be subject to the rule and related disclosures; contracts with such third parties may contain hidden referral fee compensation.

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Procedures

Solicitation Arrangements. All referral fee arrangements must be reviewed and approved by the Chief Compliance Officer. Before approving any such arrangement, the Chief Compliance Officer will be responsible for monitoring that the Firm has performed a background check on the solicitor, the Firm has entered into a solicitation agreement, the Firm’s Form ADV properly describes the Firm’s use of and payments to solicitors, and Clients have received disclosure documents and returned the signed acknowledgement of receipt of those documents. The Chief Compliance Officer will periodically review the Firm’s solicitation arrangements to monitor solicitors’ compliance with their contractual commitments. No solicitor will receive payment without a disclosure statement signed by the Client on file.

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Marketing Private Fund Interests

Law and Policy

It is the policy of the Firm to comply with all exemptions and exclusions necessary for the private funds it sponsors or advises not to have to register under the Securities Act or the Investment Company Act.

Private Offering Exemptions. Private funds offering securities, such as limited partnership interests or membership interests in limited liability companies, rely on exemptions from registration under federal and state law. Without an exemption, the securities would have to be registered under the Securities Act.

The most frequently used exemption permitting a private fund to offer interests without Securities Act registration is Regulation D. The primary restriction on such marketing such interests is that the private fund must not engage in any general advertising or general solicitation that suggests a “public” offering of the securities. In addition, such private fund must offer or sell interests only to “accredited investors” with whom the private fund has a prior relationship. An “accredited investor” is defined to include most institutions and natural persons with a net worth over $1 million or an annual income in excess of $200,000 (alone) or $300,000 (with his/her spouse) in each of the two most recent years.

No General Solicitation. Regulation D defines general advertising or solicitation to include: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio; and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or advertising. In general, SEC staff letters have indicated that almost any use of the media to offer securities is forbidden by Regulation D.

Example — It is improper to perform a “mass mailing” to potential investors whose names were obtained from a list of, e.g., doctors in New York State, executives from Fortune 500 companies, or persons who have previously invested in non-Firm funds.

The SEC consistently has emphasized that the size of the group of offerees by itself is not determinative, although a large group of offerees may suggest that the offering is not a private offering. Of primary importance to the SEC has been the existence of a pre-existing and substantive relationship between the offeror (or any broker-dealer as its agent) and the offeree sufficient for the offeror to clearly understand that the offeree might be an appropriate investor.

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Pre-Existing Relationship. A pre-existing relationship may be required even before soliciting interests in a generic type of investment, such as “hedge funds,” even without identifying the specific offering. A “pre-existing relationship” has been interpreted to mean that the issuer is familiar with the offeree’s financial circumstances and level of sophistication.

Example — It is permissible for a limited partnership to mail a written offer to people who previously invested in other limited partnerships sponsored by its general partner. In this case a substantive, pre-existing relationship is present.

Under the pre-existing relationship standard, it would be inappropriate to hold general meetings or to place advertisements in journals in order to identify potential investors. On the other hand, the SEC has approved the use of meetings and “cold calls” by registered broker-dealers as long as no offer of privately placed securities is made to an investor identified in such manner until the relationship has been established, the broker has gathered financial and investment information from the prospective investor and the broker has satisfied its know-your-customer or suitability obligations.

Substantive Relationship. A relationship between an offeror and an offeree is “substantive” if the relationship enables the offeror to ascertain whether the proposed investment would be suitable for the offeree. The traditional criteria of suitability are financial sophistication and the ability to bear the potential risk of loss associated with the investment. A representative of a private fund can get to know investors through telephone conversations, meetings, knowledge of other investments and other experiences with the investor to form a substantive basis to know the investor. Most broker-dealers gather the information necessary to make suitability evaluations with respect to their customers by asking them to complete account questionnaires.

Investment Company Act Exceptions. In addition to maintaining a private offering exemption from Securities Act registration, a private fund must avoid classification as an “investment company” under the Investment Company Act. Were a fund to be classified as an “investment company,” it would be unable to pursue its business as a hedge fund by virtue of extensive requirements under the Investment Company Act relating to permissible investments, leverage, diversification, affiliated transactions and governance, among other things.

One of the potentially available exceptions to the definition of “investment company” is Section 3(c)(1) of the Investment Company Act. Under this provision, a private fund may avoid regulation under the Investment Company Act as long as it makes no public offering of its securities and has no more than one hundred beneficial owners of its outstanding securities. A company, partnership or trust is treated as a single investor under Section 3(c)(1) unless it too is excluded under Section 3(c)(1) and it owns 10% or more of the issuer’s outstanding voting securities. In that event, the number of the issuer’s “investors” includes the number of beneficial owners of the investing entity’s outstanding securities. “Conduit” entities investing in a private fund will be treated on a look-through basis.

A second exclusion is available under Section 3(c)(7) of the Investment Company Act if the fund is privately offered and sold only to “qualified purchasers,” which generally includes individuals

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having “investments” in excess of $5 million and entities having “investments” in excess of $25 million. A private fund qualifying for this exclusion may accept an unlimited number of qualified purchaser investors (although 499 is a practical limit because any more subjects the fund to reporting obligations under the Exchange Act).

The Investment Company Act does not define what constitutes a “public offering,” but private funds generally look to the Securities Act to determine whether or not a public offering has occurred.

Manner of Sale — Use of Brokers or Issuer Exemption. The Firm and its Employees must take measures to prevent violations of other laws and regulations that govern who may offer or sell securities, such as interests in a private fund. Depending on solicitation, compensation and other arrangements, the Firm or its Employees could be subject to broker-dealer or other laws, and the failure to comply with such requirements could result in giving the purchaser the right to rescind any transaction, among other sanctions for failure to register as a broker-dealer. Employees who may sell interests in a private fund sponsored by the Firm may not be compensated based on subscriptions or capital raised by the private fund.

Any use of a finder, solicitor or other third party agent, including any broker-dealer, who may refer potential investors or make introductions must be approved by the Chief Compliance Officer.

ERISA Considerations. Generally, if an ERISA plan or IRA invests in a U.S. private fund, the underlying assets of the entity will be treated as “plan assets” subject to ERISA unless an exception is available. One such exception is that if “benefit plan investors” own less than 25% of the value of equity interests in the fund, the fund will not be treated as holding “plan assets.” For this purpose, “benefit plan investors” include employee pension and welfare benefit plans, including foreign and domestic plans, church plans, governmental plans, and IRAs. If a fund is deemed to hold “plan assets,” the activities of the fund will be subject to the fiduciary responsibility provisions of ERISA, which means, among other things, that the Firm must manage the assets of the fund with the skill, care, prudence, diligence and diversification of a prudent expert, and the prohibited transaction provisions of ERISA and the Internal Revenue Code will apply. This would mean, among other things, that there could be no principal or cross trades involving the fund and the Firm or its other Clients. It is Firm policy to monitor compliance with the 25% test on an ongoing basis so that no private fund will be deemed to involve “plan assets.” In measuring the value of fund interests for these purposes, both contributions and redemptions are taken into account. Interests held by any persons who manage the assets (and affiliates of those persons) are excluded from the denominator for this purpose.

Procedures

See Documentation of Accounts and Account Opening below.

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Communications with Media, Regulators and Clients

Law and Policy

Inappropriate disclosure of information or public statements can cause misunderstanding and uncertainty among our investors and prospective Employees and can damage the Firm’s reputation.  This media policy applies to every Employee, whether full time, part time or temporary, and every independent consultant hired by the Firm.

Media Relations.  We are not required to disclose information relating to our business to the press. Therefore, we have established and require strict adherence to the following policies for handling all media inquiries:

•                  No Employee (other than our designated spokesperson) is authorized to comment to the press or media or appear in public in matters relating directly or indirectly to the Firm.

•                  All media calls or queries must be referred immediately to the designated spokesperson who will discuss any matters of legal or compliance sensitivity with the Chief Compliance Officer.

•                  Our policy is to speak with one voice to the media. Our spokesperson will be the Firm’s General Partner. From time to time, other persons may be designated to be spokespersons by management.

•                  Any personal or family relationships with a member of the media should be made known to the Chief Compliance Officer. Members of the media are not invited as reporters to Firm events. This fact should be made clear to any ‘significant other’ that might be invited to a Firm event based on a personal relationship with an Employee.

•                  No Employee may speak to the press or answer any unsolicited inquiry concerning any private fund advised by the Firm presently being offered (including in order to confirm information about the private fund). Any inquiries should be referred to the General Partner or to the Chief Compliance Officer.

•                  An Employee who wishes to publish an article, paper or other publication, appear in public, speak on behalf of/or represent the Firm must receive prior written approval from the Chief Compliance Officer.

Regulatory Inquiries.  All regulatory inquiries concerning the Firm are handled by the Chief Compliance Officer.  Employees receiving such inquiries, whether by mail, telephone or personal visit, must refer them immediately to the Chief Compliance Officer.  Under no circumstances should any documents or material be released without prior approval of the Chief Compliance Officer, nor should any Employee have substantive discussions with any regulatory personnel without prior consultation with the Chief Compliance Officer.

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Client Complaints.  Any Employee receiving a complaint, whether oral or written, from any Client or from any investor in a private fund must promptly bring such complaint to the attention of the Chief Compliance Officer. Employees should not attempt to respond to or resolve any complaint by themselves.  All responses to such complaints must be handled by the Chief Compliance Officer.

Procedures

The Chief Compliance Officer will respond to any inquiries and complaints and may consult with senior management and counsel. The Chief Compliance Officer will maintain records of any inquiries and complaints and accompanying responses.

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POLICIES AND PROCEDURES

CONTRACTS AND ACCOUNT ADMINISTRATION

Content of Investment Advisory Agreements

Law and Policy

The Advisers Act minimally prescribes the content of investment advisory agreements, and does not even specify that such agreements be in writing. In accordance with industry practice, however, it is the policy of the Firm that all investment advisory contracts with Clients be in writing.

The Firm has developed standard investment advisory agreements to utilize with all Clients opening separate accounts. It is Firm policy that no account is to be opened nor Client funds accepted for management until the agreement appropriate to the type of Client and service to be provided has been signed and the Client’s investment objectives, restrictions, risk tolerances and/or asset allocation guidelines have been documented.

With respect to private fund Clients, the limited partnership agreement or operating agreement serves as the applicable investment advisory agreement, and the standards set forth below will apply to such agreements.

Advisers Act Requirements.  Section 205 of the Advisers Act requires that every contract between the Firm and a Client must treat the following issues:

•                  Assignments. The contract must state that it cannot be assigned (as such term is interpreted under the Advisers Act) without the consent of the Client. This provision prevents transfers of advisory contracts to third parties who may not be acceptable to the Client. An “assignment” is deemed to occur not only when the Firm directly or indirectly transfers the Client’s contract, but generally upon the transfer of a controlling block (generally 25% or more) of the Firm’s outstanding voting securities. However, only those transactions that result in a change of actual control or management of the Firm are considered assignments.

•                  Performance Fees. Except under circumstances defined in the law and the SEC’s performance fee rule, an advisory contract may not provide for performance-based fees. As an exception, the rule provides that “qualified clients,” those with $750,000 under the management of the Firm or $1.5 million in net worth, may enter into performance fee arrangements. Private funds managed by the Firm typically charge such fees and limit access to qualified clients only. If an investor in a private fund is a Section 3(c)(1) fund, a registered mutual fund or business development company, each of the equity owners of that fund must meet the qualified client eligibility requirements. “Qualified purchasers” in a Section 3(c)(7) fund and certain knowledgeable employees of an adviser also may be charged performance fees.

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The foregoing are the only express requirements in the Advisers Act applicable with respect to the investment advisory agreements of the Firm. Through interpretation in enforcement actions and interpretive letters, however, the SEC and its staff have taken the following positions with respect to contract provisions, and these also should be incorporated into the Firm’s agreements.

•                  Hedge Clauses. Any legend, hedge clause, or other contractual provision that is likely to lead a Client to believe it has waived any available right of action against the adviser may violate the Advisers Act antifraud provisions. Thus, while a statement of the standard of care the adviser will use in managing the account is desirable in the agreement, any clause limiting the adviser’s liability must make clear that the Client has rights under applicable federal and state securities laws. In addition, ERISA renders void any provision that purports to relieve a fiduciary from complying with ERISA’s fiduciary responsibility rules.

•                  Fees/Excessive Fees. The SEC requires that an adviser, as a fiduciary, make full and fair disclosure to clients about the fees it charges. The SEC staff has taken the position that if an adviser charges fees that are substantially higher than those charged by other advisers, it must disclose this fact and also disclose that the client may obtain the services elsewhere at lower cost. Such disclosure is typically required for management fees greater than 3% of assets under management.

•                  Prepaid Fees. If an adviser requires a Client to pre-pay advisory fees, the advisory agreement must provide for pro rata refund of fees in the event of early termination.

•                  Performance Fees. If an adviser charges a performance fee to a private fund, each investor in the fund must meet qualified client eligibility. The subscription documents should include a representation that the investor is eligible as a qualified client, and the basis for that eligibility.

•                  Cross and Agency Cross Transactions. If the adviser plans to execute cross or agency cross transactions, the advisory agreement should address and disclose conflicts of interest and obtain explicit Client consent, especially if an affiliated broker-dealer will be used. In addition, if the Client is an ERISA plan, agency cross transactions must satisfy the conditions of Prohibited Transaction Class Exemption 86-128.

•                  Directed Brokerage Arrangements. If the Client directs the adviser to use a particular broker (as, for example, if a direction to utilize a prime broker is contained in the limited partnership, LLC or comparable agreement), the contract should contain an acknowledgment by the Client that this arrangement may impair the adviser’s ability to obtain the lowest commissions or to obtain best execution (through bunched orders or otherwise) in all cases. ERISA may not permit directed brokerage arrangements to the extent they impede the adviser’s ability to obtain best execution.

•                  Delivery of Form ADV. The Advisers Act requires that an adviser deliver Form ADV, Part II to clients (which would include investors in U.S. private funds sponsored by the Firm and

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in certain cases, non-U.S. private funds sponsored by the Firm for which delivery of the Form ADV, Part II to the Board of Directors may be deemed to be insufficient disclosure) less than 48 hours prior to entering into an investment advisory agreement (or signing the subscription documents), or at the time of entering into the agreement, if the client then has the right to terminate the agreement within five business days without penalty.  This language may be contained in the Firm’s investment advisory agreements.

Additional Requirements for Contracts with ERISA and Other Benefit Plan Clients.  In addition to the provisions above, which are required in all Client contracts, the following provisions should be included in contracts with ERISA Clients:

•                  Representation of ERISA Plan Status. The agreement should contain a representation that the Client is an employee benefit plan subject to ERISA.

•                  Appointment as Investment Manager. The Firm should represent in the agreement that it is registered as an investment adviser, acknowledge that it is a fiduciary of the plan and represent that it is eligible to serve as investment manager of the assets placed under its management if properly appointed. The Client should represent that it is a “named fiduciary” with authority to appoint an investment manager.

•                  Disclaimer for Unmanaged Assets. Unless the Firm manages all assets of the plan, the agreement should disclaim any responsibility of the Firm for assets not under its control or management and for diversification of the plan’s overall portfolio.

•                  Bonding Requirement. Unless the Firm has its own fidelity bond, the agreement should include an acknowledgment that the Firm does not carry the bond required under Section 412 of ERISA and that the Client has covered the Firm on an agent’s rider to its own Section 412 bond.

•                  Carveouts from Fiduciary Responsibility. If applicable, the agreement should state that the Firm is not a fiduciary and has no fiduciary authority with respect to any aspect of a transaction directed by the Client, such as directed brokerage arrangements or proxy voting instructions.

•                  Investment in Affiliated Funds. Investments in affiliated private funds raises prohibited transaction issues unless exemptive relief is available. In some instances, such as where the adviser intends to invest plan assets in affiliated mutual funds, exemptive relief may be available for the transactions if specifically authorized in the investment management agreement and if the other conditions of the applicable exemption are satisfied.

These requirements would not apply with respect to the investment by an ERISA Plan in a fund that does not hold “plan assets.”

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Individual Retirement Arrangements.  In general, individual retirement accounts and individual retirement annuities are not subject to ERISA.  However, they are subject to the prohibited transaction provisions of Section 4975 and other provisions of the Code that may limit the investments that they may make.

Governmental Plans. Employee benefit plans maintained by state and local governments are not subject to ERISA. However, they may be subject to similar (or quite different) state law requirements that may impose additional conditions or restrictions on the plan’s investment activities.

Procedures

Client Relationships.  Each Employee designated to a Client has responsibility for establishment of relationships with, and obtaining necessary information from that Client.

Determination of Service to be Provided.  At the initiation of the Client relationship, the designated Employee will determine the nature of the service to be provided to the Client and ascertain the nature of the Client (individual, corporation, partnership, trust, employee benefit plan subject to ERISA).

Contracting Process. The designated Employee shall contact the Chief Compliance Officer to determine the appropriate contract and schedules for the type of Client and nature of service contemplated.  The Employee will provide copies of all signed agreements to the Chief Compliance Officer.

Fees. The Chief Compliance Officer also shall be responsible for reviewing at least quarterly the fee calculations charged to Clients for consistency with fee disclosures in the applicable Client contract, and for private funds managed by the Firm for consistency with fee disclosures in the applicable private placement memorandum. Appropriate Firm personnel will verify the fees for each Client on a monthly basis. The administrator for each private fund will verify the fees for each applicable private fund on a monthly basis.

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Documentation of Accounts and Account Opening

Law and Policy

The Firm may impose eligibility and quantitative account minimums for each Client.  From a qualitative standpoint, it is Firm policy not to accept Clients who pose reputational risk to the Firm.

Suitability. The SEC has stated that suitability is implicit in the concept of fiduciary duty, and that a failure by an adviser to make suitable recommendations could be deemed a violation of the antifraud provisions of the Advisers Act.  Thus, prior to providing investment advice (or engaging in discretionary trading for separate account Clients), the Firm must make reasonable inquiry into the Client’s investment objectives and investment experience (and for individual Clients, his or her financial situation) in order to reasonably determine that the investment advice or trade is suitable for the Client. For private fund Clients (i.e., private funds managed by the Firm), the fund’s private placement memorandum will disclose the fund’s investment objectives, strategies and styles.

Account Documentation - Other Than Natural Persons.  In addition to documentation provided to establish suitability, governing documents should be obtained from Clients that are other than natural persons.  The primary reasons for such documentation are to establish the authority of the entity to enter into an investment management relationship, to ascertain any restrictions on investment by the entity and to establish the authority of the person signing the investment management agreement on behalf of the entity.

If an investor or Client is a corporation, the following should be obtained:

•                  Certificate of Incorporation and By-Laws: These should be reviewed to ascertain whether there are any limitations on the ability of the corporation to conduct a particular kind of business or make a particular kind of investment.

•                  In the discretion of the Chief Compliance Officer, corporate resolutions: a resolution certifying the authority of the signatory to the investment advisory agreement and, where applicable, a resolution authorizing the hiring of the Firm, should be obtained.

In the case of a trust, including a trust underlying a foundation, the following documents should be obtained:

•                  A copy of the full trust document setting forth the investment powers of the trust and any limitations on investments, and the authority of the trustee to sign the investment management agreement.

•                  Alternatively, in the discretion of the Chief Compliance Officer, a certificate of trust signed by the trustee certifying the accuracy and continued effectiveness of the trust document and, in the case of a foundation, the tax-exempt status of the entity. The sections of the trust

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instrument concerning appointment of the trustee and investment powers should be attached to this.

In the case of a partnership or limited liability company, the following documents should be obtained:

•                  A copy of the full Partnership Agreement, Limited Liability Company Agreement or Operating Agreement showing the powers of the partnership or limited liability company and designating the general partner(s) or managing member(s).

•                  In the discretion of the Chief Compliance Officer, a certificate from a general partner or managing member certifying the continued existence of the partnership or limited liability company and effectiveness of the Partnership Agreement or Limited Liability Company Agreement or Operating Agreement.

Before any ERISA Client account is activated, the Firm must receive from the plan a copy of the full plan documents. These documents should be reviewed to ascertain the following:

•                  Whether they permit the appointment of an investment manager to manage the assets of the plan.

•                  Whether they identify the named fiduciary of the plan.

•                  Whether there are any guidelines for or restrictions on investments by the plan.

•                  Whether proxy voting and share tendering responsibilities are delegated to the investment manager or expressly reserved to the plan’s trustees. If the documents are silent, the investment manager is deemed to have such responsibility.

Account Activation. It is the policy of the Firm that accounts may be activated, and funds invested on behalf of Clients, only after the following actions have been taken:

•                  The Client has been evaluated and deemed acceptable as a Client from both qualitative and quantitative standpoints.

•                  The appropriate investment management agreement for the type of Client and the nature of service to be provided has been signed and returned to the Chief Compliance Officer (in the case of separately managed accounts) or the fund administrator (in the case of investors in private funds).

•                  Documentation describing the Client’s investment objectives, investment restrictions, risk tolerances and asset allocation guidelines, as applicable, has been approved in writing by the Client.

•                  For private fund Clients, subscription documents have been received and reviewed.

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•                  Any additional documentation required for corporate, partnership, trust and ERISA accounts has been received and reviewed.

•                  Agreements with each applicable broker-dealer and qualified custodians have been executed and are in effect.

•                  The Client (or investor) has passed Firm credit checks (if any), has received the Firm’s privacy policy and Form ADV, Part II, and has received, signed and returned the solicitor’s disclosure statement if applicable.

For investors in private funds, see also “Subscriptions for Private Fund Interests” below.

Procedures

Account Documentation.  The Administrator has the responsibility for gathering the documentation required for each new Client and filing it in the appropriate Client file.

Account Opening. For separately managed accounts, the Chief Compliance Officer shall confirm whether the Firm has obtained all necessary information and agreements from a new Client before rendering any advice. The Chief Compliance Officer will review the Client data to confirm that the Client meets Firm quantitative eligibility and other qualitative standards and assess whether there are any special trading or other restrictions imposed on or by the Client.

Suitability.  For Clients, including private funds managed by the Firm, the Chief Compliance Officer shall review the investments made by each Client at least quarterly to confirm consistency with investment objectives, strategies and styles as set forth in the applicable Client contract or private placement memorandum.

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Subscriptions for Private Fund Interests

Law and Policy

See Marketing Private Fund Interests above.

Procedures

Private Funds – Distribution of Offering Materials. Designated Firm personnel are responsible for controlling the distribution of any marketing materials, subscription documents or offering memoranda for any private fund advised by the Firm. Its procedures include the numbering of offering documents and recording of names of offerees in an offering log. Firm personnel, with advice from the Chief Compliance Officer, must make sure no investor receives any such materials unless the private fund or broker-dealer selling the fund has established a pre-existing, substantive relationship with the Client. Fund documents are delivered to and received from prospective investors by the Controller or by the administrator, at the direction of the Controller. The Controller or the administrator rectifies any deficiencies in documentation it receives from investors by working directly with the prospective investor, and contacts the Chief Compliance Officer with questions if necessary.

Private Funds - Subscription Documents. Each private fund has subscription documents that a prospective investor must complete prior to making an investment. The subscription documents capture information necessary for the private fund and the Firm to establish that the investor meets “accredited investor,” “qualified purchaser,” “qualified client” and “qualified eligible person” criteria to the extent applicable to the particular fund. Before permitting any investment, the Administrator must review an investor’s subscription document to confirm that it is materially complete and the investor meets requirements applicable to the particular private fund.

Private Funds - Investment Company Act Exclusions. For each private fund, designated Firm and Administrator personnel are aware of whether the fund is relying on Section 3(c)(1) or 3(c)(7) for exclusion from the Investment Company Act. Only investors believed to be accredited on the basis of pre-qualification may receive subscription documents, offering memoranda and other material for Section 3(c)(1) funds. Only investors reasonably believed on the basis of pre-qualification to be “qualified purchasers” may receive subscription documents, offering memoranda and other material for Section 3(c)(7) funds. Designated Firm personnel will maintain a log of offerees and the administrator maintains a register for each fund showing the number of investors and will monitor the 100 – or 499 – investor limits, respectively.

Private Funds – ERISA Plan Asset Regulations. Unless another exception to “plan asset” treatment is available, the Controller shall monitor the level of plan assets in each private fund in order to determine that “benefit plan investors” do not hold 25% or more of any class of interests in the fund (disregarding interests held by the Firm and its affiliates). Other entities that invest in

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the fund must be treated as “benefit plan investors” if they also hold “plan assets.” The type of assets invested should be designated in the share register for each private fund.

Private Funds - Form D Filings. The Chief Compliance Officer files Form D and related state filings in a timely manner with respect to any private fund, and may request assistance from outside counsel with such filings.

Controls with Respect to Other Intermediaries. If a private fund uses a broker-dealer to solicit subscriptions from eligible clients, or uses an offshore administrator or custodian to obtain such information, the Chief Compliance Officer will coordinate with such intermediaries to ensure the Firm obtains the original subscription documents to monitor whether any private fund managed by the Firm includes investors meeting such fund’s eligibility requirements and other controls to maintain securities law exemptions and to ensure applicable filings have been made. The Chief Compliance Officer may assist such intermediaries in furnishing, completing, collecting or reviewing any documentation required by a private fund.

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Anti-Money Laundering

Law and Policy

The events of September 11, 2001 and the subsequent enactment of the USA PATRIOT Act resulted in new anti-money laundering (“AML”) compliance requirements for financial institutions and other financial intermediaries. While mutual funds and broker-dealers are expressly within the definition of “financial institution” in the law and thus subject to extensive regulation, investment advisers are not and have not yet been subjected to AML requirements other than currency transaction reporting requirements.

The U.S. Treasury has proposed to extend certain AML requirements to cover advisers. However, such requirements have not yet been adopted. If adopted as expected, the regulations will require advisers to put in place AML compliance programs that include the following:

•                  Internal policies, procedures and controls;

•                  A designated compliance officer;

•                  An ongoing employee training program; and

•                  An independent audit function to test the program.

Historically, money laundering generally has been considered to involve the channeling of proceeds of illegal activity into the stream of commerce and finance in order to disguise the nature, location, source, ownership or control of such proceeds. The USA PATRIOT Act also officially made illegal so-called “reverse” money laundering: the channeling of “clean” money through entities such as charitable organizations for the purpose of financing illegal activity, such as terrorism.

The process of money laundering is thought to occur in three stages. In the placement stage, cash is converted into monetary instruments, such as money orders and travelers’ checks, and may be deposited into accounts with financial institutions or other financial intermediaries. In the second stage, layering, money launderers may transfer funds to different accounts or institutions in an effort to obscure their origins. In the last stage, integration, laundered funds may be used to purchase goods or services in the legitimate economy or to fund further illegal activities.

Currency Transaction Reporting. U.S. Treasury regulations require anyone engaged in a trade or business to file a Currency Transaction Report (“CTR”) for each cash transaction greater than $10,000. A CTR also is required if a customer during the same day has multiple cash transactions that, when combined, exceed $10,000. It is the policy of the Firm not to handle customer funds or securities and not to accept cash for management. Accordingly, the Firm does not anticipate filing CTRs.

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OFAC/Boycott. Other applicable laws also restrict U.S. persons from doing any business with persons in or from certain countries, or with suspected terrorists or drug dealers published on lists issued by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”).

Procedures

Designation of Compliance Officer. The Chief Compliance Officer has been designated as the compliance officer for anti-money laundering purposes.

Training. Comprehensive training on AML requirements is planned immediately following adoption by the Treasury Department of definitive regulations applicable to investment advisers. Unless regulatory developments dictate more frequent updates, Firm staff will be updated annually on AML regulatory changes and developments.

Client Identification and Verification. The Firm and the non-U.S. funds sponsored by the Firm rely on the services of the funds’ administrators to perform AML and customer identification review. The Chief Compliance Officer is responsible for interacting with such administrators to confirm that such procedures have been performed with respect to such Clients and to obtain reports of any AML irregularities regarding Firm Clients. With respect to separately managed Client accounts and for investors in U.S. funds, the Controller checks the OFAC list to ascertain whether investors and Clients (and their principals) are posted there. The subscription documents for each private fund also require anti-money laundering representations by each investor, including that such investor is not a prohibited investor (as set forth therein). The subscription documents permit the fund to freeze an investor’s investment if the fund reasonably believes that the investor is a prohibited investor or has otherwise breached its representations.

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Account Termination

Law and Policy

Under the Advisers Act, an investment advisory agreement must be terminable at will by the client, but may be subject to a period of reasonable notice in the investment advisory agreement. The Firm’s investment management agreements for separate account Clients provides that such agreement continues in effect until either party terminates it by giving to the other party written notice of termination within a specified period of time, and specifies the effective date of termination following such notice. Fees owed under the agreement are to be pro-rated to the date of termination. Upon termination, the Firm will settle open trades for the Client and thereafter will not have any further responsibility with respect to the Client, unless agreed to otherwise. The Employee responsible for the account should obtain explicit written instructions from the Client as to how to dispose of Client assets prior to and following termination, e.g., whether assets should be liquidated at termination or transferred. Where the Client is subject to ERISA, ERISA may limit the ability of the Firm to terminate the arrangement if the Client has not made alternative arrangements for the account assets.

With respect to private funds managed by the Firm, investors may terminate their relationship with the Firm according to disclosures and agreements in various organizational documents. Fund offering documents also will disclose to investors any special requirements or restrictions or redemptions and termination or windup of the fund.

Procedures

Termination. The Chief Compliance Officer has responsibility for coordinating termination of services to any managed account with respect to which the Firm receives a notice of termination from a Client, including confirming whether the Firm receives instruction from the Client as to the disposition of Client assets by liquidation or transfer.

Private Funds. Withdrawals of Client account balances are handled by the Firm or the fund’s administrator under procedures and timeframes specified in the offering and governing documents of the fund.

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POLICIES AND PROCEDURES

PORTFOLIO MANAGEMENT

Adherence to Client Investment Objectives and Guidelines

Law and Policy

The Firm manages Client assets on a discretionary basis. As a fiduciary of our Clients, the Firm must formulate investment strategies on behalf of each separate account that is suitable.

As a discretionary manager, the Firm implements such strategies by making decisions as to which securities to buy and sell, when to buy and sell and in what amounts. Our discretion is both guided and circumscribed, however, by our separate account Clients’ investment objectives, any account restrictions and allocation guidelines, if any.

Private funds managed by the Firm have their own investment guidelines as set forth in their private placement memoranda.

The SEC has brought numerous enforcement actions against investment advisers for failure to adhere to their clients’ stated investment objectives. The basis for these actions is that, by accepting client objectives and guidelines, an adviser represents that it will adhere to them. Managing the account contrary to such objectives, restrictions and guidelines in effect renders the representation false, in violation of the antifraud provisions in Section 206(1) and 206(2) of the Advisers Act.

It is the Firm’s policy to manage Client accounts in full accord with their objectives, restrictions and guidelines. While guidelines may sometimes be general in nature, the Firm and its Employees must exercise the utmost care to understand the Client’s objectives, manage Client expectations, and to assure that accounts are managed accordingly.

Each Client or private fund is assigned to one or more portfolio managers (or management teams, each headed by one or more portfolio managers), who have ultimate trading responsibility for such Client or private fund.

Procedures

The Firm has adopted the following procedures in an effort to ensure that investments for Clients are made in accordance with their respective investment objectives, restrictions and allocation guidelines:

•                  Documentation regarding each Client’s investment objectives, restrictions and guidelines shall be reviewed by the portfolio manager or a member of the portfolio management team. Such

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documentation will generally be in the form of a schedule or exhibit accompanying the investment management agreement for managed accounts or in the offering documents for private funds. The information is entered into the Firm’s portfolio monitoring system by a member of the portfolio management team. The portfolio monitoring system includes any restrictions on the account and the amount of cash to be held in the account for fees and monthly distributions.

•                  Each private fund’s or account’s portfolio is regularly monitored by the portfolio manager or a member of the portfolio management team.

•                  Before any investment is added to the portfolio, the portfolio manager or a member of the portfolio management team will determine that it is within the investment parameters of the account.

•                  A member of the portfolio management team, with support from operational personnel, monitors and reconciles the cash and trades daily.

•                  The portfolio manager or a member of the portfolio management team reviews at least annually the investment objectives, investment restrictions, risk tolerance and portfolio structure guidelines of the account.

•                  For private funds managed by the Firm, the portfolio manager and/or a member of the portfolio management team monitors trading consistent with the private fund’s investment objectives, investment restrictions and portfolio structure guidelines set forth in its offering documents.

•                  The Chief Compliance Officer shall review accounts at least quarterly for prohibited trading activity.

ERISA Considerations. This discussion is general in nature and is not intended as a comprehensive guide to compliance with ERISA’s complex prohibited transaction rules. In general, ERISA prohibits a broad range of transactions between a plan and a party in interest with respect to the plan. For this purpose, the term “party in interest” includes the plan sponsor (and certain of its affiliates), plan fiduciaries and service providers (and certain of their affiliates), among others. ERISA also prohibits a broad range of transactions that involve fiduciary “self-dealing” or in which the fiduciary is subject to a conflict of interest (e.g., where a fiduciary profits from, or has an interest in, a transaction involving a plan, or where a fiduciary(or one of its affiliates) is involved on two sides of the same transaction). The adverse consequences of having been found to have engaged in a technical prohibited transaction – even one that is beneficial to the plan – are substantial. In general, “parties in interest” who engage in such transactions are subject to excise taxes in an amount up to 100% of the “amount involved” in the transaction until the transaction is “corrected” (in effect, rescinded). In addition, fiduciaries who cause the plan to engage in a prohibited transaction may be liable to restore to the plan any losses resulting from the prohibited transaction.

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Because ERISA’s prohibited transaction provisions are so broad, Congress provided a series of statutory exemptions from ERISA’s prohibited transaction rules, and also authorized the Department of Labor to grant administrative exemptions on an individual or class basis.

QPAM Status. One of the most important administrative exemptions is the “QPAM exemption,” which exempts certain transactions entered into at the direction of a “qualified professional asset manager” with a party in interest who is unrelated to the manager. As a registered investment adviser, the Firm may qualify as a QPAM.

In order to be a QPAM, the Firm must acknowledge its fiduciary status in a written management agreement. In addition, as of the Firm’s most recent financial statements (which are prepared in accordance with GAAP and within the preceding two years), the Firm must either have shareholders’ or partners’ equity in excess of $750,000 (or have a qualifying guarantee from an affiliate with such shareholders’ or partners’ equity); and as of the end of its most recent fiscal year, the Manager must have at least $50,000,000 in total client assets under management. However, the Department of Labor recently proposed certain amendments to the QPAM Exemption that would, among other changes, raise the $750,000 and $50,000,000 requirements set forth above to $1,000,000 and $85,000,000, respectively, and preclude the QPAM from serving as such with respect to its own plan.

The QPAM exemption will not apply to all types of transactions. The Firm cannot use the QPAM exemption with respect to any plan (or groups of plans which are sponsored by related companies) that accounts for more than 20% of the Manager’s client assets under management. Moreover, the QPAM exemption does not exempt self-dealing transactions. Similarly, the QPAM exemption would not be available for transactions with a counterparty that is affiliated with the Firm. The QPAM exemption does not apply to certain categories of transactions, such as securities lending transactions and possibly also reverse repurchase transactions.

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Allocation of Investment Opportunities and Trades

Law and Policy

The SEC has stated that an investment adviser’s fiduciary duty of loyalty requires that an adviser offer its clients investment opportunities before taking them for itself. This duty extends to Employees of the adviser. In the case of discretionary accounts, this means that investment opportunities must be implemented for private fund and separate account Clients before the Firm or any Employee may participate in them, unless the Firm’s doing so would have no adverse impact on Client interests.

It is the policy of the Firm that investment decisions are to be made consistent with the investment objectives, guidelines and restrictions of Clients and that trades are to be allocated fairly and equitably among accounts participating in each transaction, taking into consideration the objectives, restrictions, investment strategy, asset allocation and benchmarks of each Client.

To the extent that an allocation of securities of limited availability would in effect deprive a Client of an investment opportunity, it may be actionable under the antifraud provisions of Section 206 of the Advisers Act. The SEC has brought numerous cases against advisers and their principals for allocation practices that favored firm or employee accounts, accounts of related parties or certain Clients over others. Thus, in the case of a purchase in bulk of thinly traded bonds, or a block trade in equities of limited availability, or a sale of a security where the order cannot be fully completed, the Firm must not make any allocation of the securities to Firm or Employee accounts until all Client need for the security has been satisfied, unless approved in advance by the Chief Compliance Officer.

The Firm and its Employees should avoid certain allocation practices that may defraud investors:

Procedures

Account Analysis. A determination of the needs of each Client account as to type of security, amount, quality and maturity, in light of the Client’s objectives, restrictions, current asset allocation in comparison to its target asset allocation, and other factors, including the market sectors in which assets are invested and cash available, shall be made initially by the portfolio manager.

Investment Decisions. Investment decisions concerning the purchase or sale of specific securities shall be made daily by the portfolio manager based on the opportunities presented by the marketplace as evaluated in light of the needs of the accounts under management, their capacity for investment and the guiding policy of fair and equitable allocation of investments.

Participation in Investment Opportunities. It is the Firm’s goal to provide individualized treatment to each Client account, and portfolio managers are required to provide for such individualized treatment. Thus, given the differing investment objectives, asset allocations,

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investment parameters, benchmarks and other characteristics of various Client accounts, each account will not necessarily participate in each transaction in a security or instrument that might be considered within the range of permissible investments for that Client account.

Aggregation or Bunching of Orders. With respect to each investment opportunity presented, the portfolio manager shall decide whether it is in the interests of best execution to aggregate or bunch the orders of multiple accounts (including those of the Firm and Employees), and which and how many accounts shall participate in each transaction. If investments on behalf of multiple Clients are made, the amount sought for each Client is determined by the portfolio manager prior to entry of the order for the security expected, taking into consideration the following factors, among others:

•                                          Investment objectives and requirements.

•                                          Risk-management requirements.

•                                          Adherence to any limits as defined in the Client’s investment guidelines.

•                                          Amount of assets in each Client’s account.

•                                          Capital availability in each Client account for trades of the type under consideration.

•                                          Liquidity/availability of securities (typically there is sufficient liquidity and depth in the market).

It is expected that most orders for multiple accounts will be aggregated and participants in the transaction will receive an average price. Transaction costs are charged on an account-by-account basis.

Allocation Documentation. For each such aggregated or bunched order, the portfolio manager shall create an allocation statement (or other evidence) before placement of the order showing the participating accounts and the amount of the security for each such account. All allocation statements shall be in written or electronic form and shall be maintained by the portfolio manager, subject to review by the Chief Compliance Officer. Allocations may be made pursuant to a pre-determined allocation methodology, provided such methodology is evidenced prior to the entry of the orders.

Securities of Limited Availability. The Firm may, from time to time, invest in securities of limited availability, such as initial public offerings, certain debt securities or preferred stocks. If an investment opportunity presents itself that a portfolio manager believes is both advantageous and limited in availability (and hence not fungible with other opportunities), the opportunity should be made available to all accounts for which the opportunity would represent a legitimate investment decision, in the discretion of the portfolio manager for the account. All transactions in such securities should be allocated, and settlement instructions with respect to transactions must be transmitted by the portfolio manager before the end of the trading day.

Fungible Securities. In determining whether a particular security is of limited availability, the credit quality of debt securities that have the same credit rating, rate and maturity shall be deemed equivalent, and thus such securities (including repurchase agreements) of various

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issuers/counterparties will be deemed fungible with each other for purposes of Client investment decisions. Accordingly, there is no requirement that all Client accounts for which an investment in such securities is appropriate participate in any given transaction in such securities if the portfolio manager reasonably believes that equivalent securities will be available to meet the needs of other Client accounts.

Partially Filled Orders. Although it is anticipated that most orders will generally be filled in full in a single trading day, sometimes they may not be. In the unusual circumstance in which an order for equity securities, including preferred stock, is only partially filled on the date of placement, all accounts that have been designated on the allocation statement to receive part of the order are generally allocated an interest in the transaction pro rata based upon the amounts determined to be sought for each account. In the case of partially filled orders in debt securities, because it is not practical to allocate pro rata and might in fact result in higher transaction costs to all participating accounts, the portfolio manager allocates such orders on a rotational basis, with the goal of achieving equitable treatment of all accounts over the long term. In the above case, Employees do not participate in such orders unless and until all Client needs are satisfied.

Modifications of Allocations. Allocations of securities may be modified after preparation of the allocation statement but prior to settlement for the following reasons:

•                  Investment Guidelines: Trades may be reallocated if it is determined that an allocation would result in a violation of any account’s investment objectives or guidelines. In addition, trades may be reallocated to an account whose investment objectives limit its potential universe of available securities if other accounts could, consistent with their investment objectives and guidelines, obtain substantially the same investment result by participating in another available investment opportunity.

•                  Special Circumstances: Trades may be reallocated in other circumstances with approval from the portfolio manager or the Chief Compliance Officer. If trades are allocated on a basis different from that specified in the allocation statement, the reason for any such difference must be explained in writing and approved by the portfolio manager or the Chief Compliance Officer no later than one hour after the opening of the markets on the day after the day the order was executed.

All pre-settlement reallocations should be effected by canceling the trade and settlement instructions previously submitted and transmitting the revised trade and settlement instructions. Such cancellations and corrections should be described in a brief internal memorandum stating the reason for the reallocation and the person who ordered the reallocation and the approval obtained, which is to be maintained with the trade ticket.

Market Changes. An investment decision may be altered if market conditions or other phenomena intervene changing the risk-return profile of a trade while execution of the trade is in progress. Members of the portfolio management team must monitor prevailing conditions and inform portfolio managers immediately of any observations they make that might affect the continued viability of the investment decision.

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Review and Monitoring. Trade summaries are reviewed daily for compliance with these procedures by the Chief Compliance Officer, portfolio managers and/or designated members of the portfolio management team. Trades that do not appear to comply with these procedures will be reported to the Chief Compliance Officer, which will investigate the trade and record the results, including any corrective action taken, in a memorandum. Such memoranda shall be retained in a separate file for five years, the first two years in an easily accessible place. Periodically (but not less than quarterly), the Chief Compliance Officer will review all trades in which securities are allocated to Firm and Employee accounts specifically to ascertain that such accounts were not favored over other Client accounts in the allocation process. Records relating to ERISA plans may be required to be maintained for six years.

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POLICIES AND PROCEDURES

TRADING

Order Entry

Law and Policy

The SEC has detailed recordkeeping requirements that are discussed in a separate section of this Manual below. One of those requirements, Rule 204-2(a)(3) of the Advisers Act, dictates that memoranda of each order containing specified information be retained as a record of the adviser. In addition, the need to create information to demonstrate compliance with other duties related to portfolio management and trading, such as compliance with Client directions to use particular brokers and the requirement of fair and equitable allocations, dictates that orders be documented as set forth in the following procedures.

Procedures

Documentation of Orders. The portfolio manager or a designated member of the portfolio management team will be responsible to document each order, which must contain the information set forth below:

•                  the terms and conditions of the order, including the name of the issuer and CUSIP number, the number of shares or dollar amount purchased and sold, the number of shares, price and commission;

•                  the person who placed the order;

•                  the participating account(s);

•                  trade and settlement or cancellation dates;

•                  the executing broker-dealer;

•                  an indication whether the order is discretionary; and

•                  notations of any modification or cancellation of the order.

Such orders and the information above will be stored in the UBS Order Management System under the supervision of the Controller.

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Review and Monitoring. Trade tickets are reviewed daily for compliance with these procedures by portfolio managers or a designated member of the portfolio management team. Trades that do not appear to comply with these procedures will be reported to the Chief Compliance Officer who will investigate the trade and record the results, including any corrective action taken, in a memorandum.

Trade Reviews. A designated member of the portfolio management team, with support from designated operational personnel, shall be responsible for performing trade sheet and confirmation statement review and reconciling them to order entry on a daily basis.

Settlement. A designated member of the portfolio management team, with support from designated operational personnel, shall be responsible for the proper settlement of all Client transactions.

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Best Execution

Law and Policy

As a fiduciary, the Firm has a general duty to obtain the best execution of Client transactions. The SEC has stated that this duty requires advisers such as the Firm to execute transactions in such a manner that the Clients’ total cost or proceeds is the most favorable under the circumstances.

Selection of Brokers. According to the SEC, investment advisers with authority to select brokers should consider the full range and quality of a broker’s services in placing brokerage. Trade price is often a more significant quantitative factor in best execution of a particular trade. In addition, the Firm should evaluate whether a broker can provide the best qualitative execution for Client accounts. The following factors, among others, should be taken into consideration: execution capability, commission rate, financial responsibility, reputation, responsiveness to the adviser, the value of research provided, and the ability to engage in block transactions with attendant volume discounts. Thus, the determinative factor should not be the lowest possible commission cost alone.

Periodic and Systematic Review. The SEC has further stated that money managers should periodically and systematically evaluate the execution performance of broker-dealers executing their transactions.

Directed Brokerage. Under certain circumstances, Clients may direct the Firm to use certain brokers. All such directed brokerage must be in writing from the Client. While this may relieve the Firm of certain best execution considerations, each directed brokerage arrangement must be evaluated as to whether the Firm has any discretion in the investment or order entry process that may still require a best execution analysis. In any letter or instruction directing the Firm to use one or more brokers, the letter must disclose, among other information, the conflicts of interest involved and the fact that the Client may give up benefits of better pricing or lower commission, that might otherwise be available through participation in bunched orders. Directed brokerage arrangements involving ERISA “plan assets” must be to procure goods, services, or rebates for the benefit of the ERISA plan paying the commissions.

Order Bunching. The Firm as a matter of policy combines or bunches orders for execution. If orders are executed in a series of trades, rather than as a block, the trades generally are posted to Client accounts at the average price. Proprietary accounts of the Firm and its Employees may participate in such orders, as set forth in this Manual and in accordance with the policy and procedures on Allocation of Investment Opportunities and Trades above.

Capital Introduction Services. The Firm’s prime brokers may sponsor seminars or set up meetings to introduce the Firm and its private funds to consultants and investors seeking exposure to private funds. The Firm will direct brokerage to such brokers in the ordinary course of its business, except with respect to accounts maintained on behalf of ERISA Clients or funds

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that hold “plan assets.” If applicable, such arrangements are disclosed in the Firm’s Form ADV and in the funds’ offering documents.

Procedures

Periodic and Systematic Review. The Firm has designated certain Employees (the “Best Execution Committee”) to review on a semi-annual basis the quality of executions and the value of other services received from brokers. Prior to its meetings, the Best Execution Committee receives information and data from the brokers concerning their best execution policies and procedures and the quality of their actual executions, as reported under Exchange Act Rules 11Ac1-5 and 11Ac1-6. The Chief Compliance Officer will be responsible for documenting the results of such reviews and conveying information to portfolio managers and traders if there is any change to the Firm’s policies for directing brokerage orders.

Capital Introduction Services. Designated personnel will keep records of investors introduced by the Firm’s prime brokers. The Best Execution Committee will assess the value of such capital introduction services, among other services provided, in its semi-annual meetings in relation to the amount of commission business directed to each prime broker.

Trade Settlement. The portfolio managers or designated members of the portfolio management teams will insure trades are processed timely and trade settlement is monitored.

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Inter-Account Trading

Law and Policy

In all Client transactions, the portfolio manager is responsible for ascertaining the optimal method for obtaining best execution. If it is appropriate to purchase a security on behalf of one account while selling on behalf of another, best execution may involve crossing the securities. However, many of the laws and regulations applicable to the Firm and its Clients impose direct prohibitions, or disclosure and/or consent requirements, on transactions between accounts. For purposes of this policy on inter-account trading, the following definitions generally apply:

•                  a “principal trade” is a trade between a Client account and a proprietary account.

•                  a “proprietary account” is one in which the Firm and/or any of its principals has an ownership interest, or a private fund in which the Firm and/or any of its principals in the aggregate own more than 25% of the outstanding interests.

•                  a “cross trade” is a trade between two Client accounts.

The basic regulatory framework applicable to inter-account trades is established by the Advisers Act. Even if a principal trade or a cross trade would be permissible under that Act, however, it may be either prohibited or subject to procedural restrictions by additional laws or regulatory requirements applicable to the particular type of Client, as in the case of accounts of employee benefit plans subject to ERISA. The ERISA restrictions also apply to any private fund that is a “plan asset” fund. (See Marketing Private Fund Interests above.) Other regulatory schemes, including the Investment Company Act and state insurance laws, limit the extent to which other types of regulated accounts, such as registered investment companies and insurance company separate accounts, may participate in inter-account trades. [These limitations are not discussed here as the Firm does not manage these types of accounts.]

Principal Trades. Section 206(3) of the Advisers Act prohibits the Firm from knowingly effecting, as principal any purchase or sale of a security for a Client without disclosing to the Client the capacity in which the Firm is acting and obtaining the Client’s consent to the trade prior to settlement. The law does not permit prior or blanket consent, such as in a Client agreement.

Cross Trades. The SEC has stated that investment advisers such as the Firm have a fiduciary obligation that includes the duty to obtain best price and execution of Client transactions. If the Firm with full discretionary authority ordered the execution of cross trades on behalf of Clients in disregard of this duty, it would violate Section 206(2) of the Advisers Act which prohibits an adviser from engaging in any transaction, practice or course of business which operates as a fraud or deceit upon any Client. If no commissions are charged by the Firm (or an affiliate) to either Client, the disclosure and consent provisions do not apply, but the cross trades must still comply with the investment objectives of each Client.

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Employee Benefit Plan Clients. If the Client is an employee benefit plan within the meaning of ERISA, a “plan asset” fund, an IRA or has elected to be treated as an ERISA Client, the account is also subject to the stricter requirements of ERISA (Governmental plans are not subject to ERISA but may ask to be treated as if they were subject to the fiduciary responsibility provisions of ERISA). An adviser generally may not effect principal or cross trades involving an ERISA Client unless an exemption is available for the transactions. If the Client is a public employee benefit plan which is not subject to ERISA, any state and local laws to which it is subject should be checked (as well as plan documents) to determine whether principal or cross trades involving the plan are prohibited or restricted. When any such account is opened, the Employee must ascertain the regulatory requirements to which the Client is subject and must obtain from the Chief Compliance Officer information concerning any applicable legal or regulatory restrictions on inter-account trades.

The following chart summarizes permissible principal trades (those involving a proprietary account of the Firm or its principals) and cross trades (trades between Client accounts). Conditions to the trade or required procedures, which are discussed in more detail in the procedures, are indicated.

ACCOUNT	ERISA CLIENT (including an IRA and a “plan asset” fund)	UNREGULATED INVESTMENT ADVISORY CLIENT (including private funds)	PROPRIETARY ACCOUNT
ERISA Client	NO	NO	NO
Unregulated IA Client (including private funds)	NO	YES Best Execution	YES Best Execution Disclosure and Consent
Proprietary	NO	YES Best Execution Disclosure and Consent	YES

Indirect Principal or Cross Trades. The Firm is prohibited from doing something indirectly that it is prohibited from doing directly. Therefore, no prior arrangements or agreements may be made with a broker to effect a principal or cross trade involving any account that may not be involved in such a transaction (see chart above). A prohibited transaction is impermissible even when the Client has benefited.

It is possible that independent trades through the same broker, whether done simultaneously or at different times of the day, could appear to be impermissible crosses involving transfers between accounts that would be prohibited or restricted by law or require compliance with the procedures described above.

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In the limited circumstance where the portfolio manager decides that a cross trade may be appropriate, it is Firm policy to follow the procedures set forth herein to comply with the foregoing restrictions on inter-account trading and eliminate the appearance of impropriety.

Portfolio Rebalancing. Principal or cross trade transactions can occur in connection with portfolio rebalancing for Clients or private funds. Each such rebalancing should be performed consistent with the principal or cross trade requirements outlined above and consistent with the Firm’s allocation policies.

Procedures

Principal Trades. In any situation where a portfolio manager determines that a principal trade is appropriate, the following procedures must be followed:

•                  The portfolio manager, members of the portfolio management team and the Chief Compliance Officer will determine the type of account, restrictions on accounts that may not participate in inter-account trades, and the nature of the restrictions on them.

•                  The portfolio manager or a member of the portfolio management team must obtain approval from the Client (including an authorized representative of an entity Client) either orally or in writing, before executing the trade. If oral approval is obtained prior to execution, the Employee must follow up by obtaining a written approval from the Client prior to settlement. Such approval may be obtained by faxing to the Client, no later than the end of the day on which the trade is settled, the trade ticket showing that the Firm or one of its principals acted as principal in the transaction and other trade details and requesting the Client to sign and return the document by fax.

•                  The written record of Client approval should be noted on the trade ticket sheet and maintained as a record of the Firm.

Cross Trades. If it is determined by the portfolio manager that the best execution of a transaction could be obtained through a cross trade, the following procedures must be followed:

•                  The portfolio manager, members of the portfolio management team and the Chief Compliance Officer will have access to Client records to determine the type of account and any restrictions limiting accounts that may not participate in inter-account trades, and the nature of the restrictions on them.

•                  The portfolio manager will effect the cross trade through an independent broker and keep documentation of the trade. The portfolio manager must obtain and record price information on the security from the broker or data vendor.

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Indirect or Apparent Principal or Cross Trades. In order to minimize the possibility that the Firm may transfer securities between accounts in contravention of applicable laws, and to avoid the appearance that such impermissible transfers might have occurred, the following procedures are to be followed in connection with transactions in opposite directions (i.e., a purchase and a sale) in the same security on the same day:

•                  The portfolio manager must specifically approve, prior to execution, any trade in the opposite direction of another trade in the same security on the same trading day.

•                  The Chief Compliance Officer shall review daily all transactions in opposite directions in the same security done through the same broker to determine that no indirect or apparent cross or principal trades were effected.

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Trade Errors and Trade Modifications

Law and Policy

The SEC has stated that:

“an investment manager has an obligation to place orders correctly for its advised and non-advised accounts. Accordingly, if an investment manager makes an error while placing a trade for an account, then the investment manager, in order to comply with its obligation to its customer, must bear any costs of correcting such trade.”

Errors Subject to the Procedures. Errors may occur in either the investment decision-making or in the trading process. For purposes of this Manual, errors in both investment decision-making and trading are referred to as trade errors, which are defined to include:

•                  purchases and sales of securities that the Firm knows or should have known were not legally authorized for a Client’s account;

•                  purchases and sales of securities not authorized by the Client’s investment advisory contract or a private fund’s offering documents;

•                  purchases or sales of a security different from the security on a portfolio manager’s order or in an amount different from that on a portfolio manager’s order and which in either case is inappropriate to implementation of the Client’s investment objectives;

•                  failure to place a portfolio manager’s order to purchase/sell securities as intended.

Clerical mistakes that have an impact solely only on recordkeeping are not treated as trade errors.

It is the policy of the Firm that the utmost care is to be taken in making and implementing investment decisions on behalf of Client accounts. To the extent that any errors occur, they are to be corrected promptly and reported to the portfolio manager in charge of the account and the Chief Compliance Officer as set forth in the procedures below.

Broker Errors. The SEC has taken the position that it is inappropriate to compensate brokers with soft dollars (i.e., directed brokerage business) for absorbing trade errors. To the extent that a broker-dealer absorbs losses due to an error caused by the investment adviser, in the SEC’s view, the broker-dealer is providing a benefit to the investment adviser, and not to the Client for whose account the error was made or to any other Clients. Under the Advisers Act (which covers relationships with all Clients), the receipt by the Firm of such a benefit is not protected as a soft dollar service by Section 28(e) and could be deemed a violation of the antifraud provisions of Section 206, as well as the Firm’s fiduciary duty. The absorption of trade error losses by a broker-dealer is not appropriate, in that it relieves the Firm of the responsibility it would otherwise have to bear the cost of the error. It is the policy of the Firm that trade errors are not to be resolved through soft dollar or other reciprocal arrangements with broker-dealers. From time to time brokers may themselves make errors in committing to fulfill orders placed by the Firm on behalf of Client

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accounts. It is permissible to grant a broker’s request to cancel or modify a trade under the following circumstances:

•                  Good Faith Error. The portfolio manager must believe that the broker acted in good faith and made an honest mistake. The initials of the portfolio manager on any trade ticket evidencing cancellation or modification of the trade will be evidence of this belief. Any such cancellation or modification must be effected no later than the close of business on the next business day after the trade date.

•                  No Loss to Client. There must be no actual loss or expense charged to the Client. If the broker is unable to deliver the security at the quoted price, the trade may be cancelled if there has been no adverse market movement which deprived the Client of other investment opportunities in the security. If the Firm did not take advantage of other investment opportunities in the same security, and if the market has moved adversely since the order was placed that the broker is seeking to reverse, the portfolio manager should request the broker to effect the trade at the next best price that could have been obtained for the Client by the Firm (as evidenced by records of other contemporaneous bids or offers, as applicable) at the time the initial order was placed. Any resulting loss should be absorbed by the broker.

•                  No Reciprocal Arrangements. There must be no reciprocal arrangement with the broker with respect to the trade in question or other trades.

•                  Records to be Kept. Adequate records of the trade and its cancellation or modification, indicating “broker error” as the reason for such cancellation or modification, must be made by the portfolio manager and kept by the Chief Compliance Officer to permit review of the decisions taken and the reason therefor.

Procedures

The following procedures have been adopted for handling trade errors:

Discovery of Errors. Trade errors must be corrected as soon after discovery as reasonably practical, consistent with the orderly disposition (and/or acquisition, as applicable) of the securities in question. The portfolio manager who places the trade is responsible for confirming its accurate execution. In addition, the portfolio manager or a member of the portfolio management team will review trade reports daily and call to the attention of the appropriate portfolio manager and/or the Chief Compliance Officer any trades that appear to be erroneous.

Immediate Post-Trade Correction. In the case of a potential trade error that is discovered after execution of the trade, the portfolio manager may avert the error by reallocating the trade to other Clients, provided that the trade represents a legitimate investment decision for such Clients. Any such reallocation must be effected in accordance with the Firm’s Policy and Procedures for Allocation of Investment Opportunities and Trades above, and shall not be treated as a trade error under this policy.

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Post-Settlement Correction. A trade error that is discovered after settlement may be corrected in the following ways:

•                  Generally, the transaction or transactions necessary to correct the error should be effected in the market. Any error by an Employee is a Firm error. Any losses suffered by the Client as a result of a trade error caused by an Employee are to be reimbursed by the Firm. Any gains realized by a Client account as a result of a trade error caused by the Firm are to remain in the Client’s account. Netting of gains and losses between Clients or in the case of multiple trade errors resulting from more than one investment decision for the same Client is not permissible. Netting of gains and losses is permitted only in the circumstance in which more than one transaction must be effected to correct one or more trade errors made as a result of a single investment decision. Any netting of gains and losses must be approved by the Chief Compliance Officer.

•                  Alternatively, the transaction or transactions may be effected with another account (either a proprietary account, proprietary error account or another Client account) if the following conditions are met: (i) the trade would represent a legitimate investment decision for that account; (ii) the trade can be done without loss to the transferee account (if it is a Client account); (iii) the trade is permissible under the Firm’s Policy and Procedures on Inter-Account Trading above; and (iv) the trade is approved by the Chief Compliance Officer.

Reporting of Errors to Clients. Trade errors involving a material breach of a Client’s investment policies or restrictions, or restrictions on investment and trading imposed by the law governing the account (including regulations promulgated under such law and, in the case of ERISA Clients, their plan documents) should be reported to the Client. The disclosure required under this paragraph may be included as part of the next routine periodic report sent to the Client, unless the Client specifically directs otherwise. Trade errors other than those involving investment policies or restrictions may be reportable to the Client, on a case-by-case basis, at the discretion of the Chief Compliance Officer or portfolio manager.

Cancellations and Corrections. Any trade ticket that is altered for the purpose of correcting a trade error by changing the trade date or time, the amount purchased or sold, the name of the security or the Client account must be recorded in a daily log of cancellations and modifications, which shall be reviewed and signed by the supervising portfolio manager at the end of the trading day. Any cancellation or modification due to a trade error must be so identified on the log. A copy of the signed log shall be provided to and maintained by the Chief Compliance Officer. All modifications or cancellations to an order after a trade ticket has been prepared must be noted on the trade sheet (or an attachment), together with the reason therefor.

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Trade Error Record. The Chief Compliance Officer must be informed of all trade errors without regard to the dollar amount (including errors discovered and corrected pre-settlement). The Chief Compliance Officer will maintain a record of all trade errors and the action taken to correct them. Such record should include the name of the Client, the name of the person responsible for the error, the amount involved, the name of the security involved, the action taken to correct the error and such other information as may be appropriate under the circumstances.

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POLICIES AND PROCEDURES

REGULATORY REPORTING

Law and Policy

Beneficial Ownership Reports. Section 13(d) of the Exchange Act requires any person, or group of persons acting in concert, who acquire beneficial ownership of more than 5% of a class of an issuer’s equity securities to file a Schedule 13D with the SEC, each national securities exchange on which the securities are listed and the issuer within 10 days of exceeding the 5% ownership level.

The purpose of Section 13(d) is to alert the marketplace to shifts in ownership that may signal a change in control of a public company. For purposes of Section 13(d), an equity security is defined to include (i) any equity security registered under Section 12 of the Exchange Act (this includes all public listed companies and certain others with more than 500 shareholders), (ii) any equity security of certain insurance companies, and (iii) any equity security issued by a registered closed-end investment company. Schedule 13D must be amended promptly upon the occurrence of any material change, including the purchase or sale of 1% of the class of securities.

Certain institutional investors, including investment advisers, who have acquired equity securities in the ordinary course of business and not with the purpose or effect of changing or influencing control of the issuer may file a short form report of beneficial ownership on Schedule 13G. This report must be filed within 45 days after the end of the calendar year in which the adviser becomes the beneficial owner of more than 5% of the issuer’s equity securities, within 10 days after the close of any month in which the adviser becomes the beneficial owner of more than 10% of a class of equity securities, or within 10 days after the end of any month in which the adviser’s beneficial ownership increases or decreases by 5% or more of the outstanding securities in the class. The adviser must amend its Schedule 13G annually to reflect changes in the information therein.

As a matter of policy, the Firm does not invest on behalf of Clients with the intention of affecting control of issuers. The acquisition of more than 5% of the equity securities of an issuer by the Firm for its Clients would be rare, and would occur only in the ordinary course of business as an adviser and not with the purpose of effecting control of the issuer. Accordingly, the Firm does not anticipate the filing of any Schedule 13Ds, and anticipates rarely, if ever, filing Schedule 13Gs.

Institutional Investment Manager Reports. For each quarter in which the Firm exercises investment discretion with respect to $100 million or more in securities subject to Section 13(f) of the Exchange Act, the Firm files a Form 13F with the SEC. Form 13F securities are generally equities and traded on a national securities exchange or quoted on Nasdaq (“Section 13(f) Securities”) and some convertible debt securities. The obligation to file a Form 13F arises at the end of the first calendar year in which the Firm exercises discretion over Section 13(f) Securities

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with a market value of at least $100 million as determined at the end of any month during the preceding year and will continue as long as the Firm continues to have such discretion.

Insider Ownership Reports. Section 16 of the Exchange Act imposes reporting requirements on directors, officers and shareholders that own more than 10% of a public company with regard to their transactions in the equity securities of that company. The purpose of this provision is to alert the marketplace to the trading activity of corporate insiders, who by virtue of their positions, may be expected to have knowledge of the company’s business and operations. Any person who becomes a greater than 10% shareholder must file a Form 3 with the SEC within 10 days. Thereafter any transactions by that person in the issuer’s securities must be reported on Form 4 by 10:00 p.m. on the second business day after the transaction. The 10% shareholder must file a Form 5 within 45 days after the end of the issuer’s fiscal year to report exempt transactions and any previously unreported transactions in the issuer’s securities.

The Firm might initially be deemed to be a beneficial owner of more than 10% of a company’s shares if it purchased such an amount for Client accounts, because it has voting or investment power with respect to such securities. However, there is an exemption from the reporting requirement for advisers who acquire the threshold amount of securities in a fiduciary capacity, in the ordinary course of business and not with the purpose of effect of changing or influencing control of the issuer.

The Firm does not anticipate acquiring more than 10% of the securities of any public company, and would only do so in a fiduciary capacity in the ordinary course of business and without the intention of changing or influencing control of the issuer. Accordingly, the Firm does not anticipate filing Forms 3, 4 or 5.

Procedures

Responsibility. The Chief Compliance Officer is responsible for monitoring compliance with and making any of the regulatory filings described in this section with the SEC in a timely manner. All filings with the SEC described in this section must be filed electronically using the SEC’s EDGAR electronic filing system.

Schedule 13D and 13G. The Chief Compliance Officer will monitor the Firm’s trading to determine whether any Schedule 13D or 13G filing is required and will prepare any required Schedule 13D or 13G filings. The Firm does not anticipate the filing of any Schedule 13Ds, and anticipates rarely, if ever, filing any Schedule 13Gs.

Form 13F. The Chief Compliance Officer monitors the Firm’s holdings each quarter trading to determine whether a Form 13F filing is required. The Chief Compliance Officer will prepare Form 13F filings. In preparing the filing, the Chief Compliance Officer will determine which of the securities over which the Firm has discretion are Section 13(f) Securities by consulting the SEC’s Official List of Section 13(f) Securities (and any updates thereto since the previous publication of the full list). The market values of such securities at the close of business on the

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last trading day of the quarter for which the Form 13F is prepared are determined in accordance with the Firm’s valuation policy. All Section 13(f) Securities over which the Firm has investment discretion are reported on Form 13F, unless it is determined by the Chief Compliance Officer that certain smaller positions shall not be included. For these purposes, any position that both is fewer than 10,000 shares and less than $200,000 in market value may be omitted. In addition, any positions with respect to which the Firm does not exercise investment discretion may be omitted. This includes, for example, any securities held in a Client’s account, but which the Client has directed may not be sold.

Filing Procedures. The Chief Compliance Officer will file Form 13F through the SEC’s EDGAR electronic filing system within 45 days after the end of the calendar quarter for which the filing is made. The Firm does not anticipate the filing of any Schedule 13Ds, and anticipates rarely, if ever, filing any Schedule 13Gs. If required, the Chief Compliance Officer will file Schedule 13G through the SEC’s EDGAR electronic filing system within 45 days after the end of the calendar year in which the Firm becomes the beneficial owner of more than 5% of the issuer’s equity securities, within 10 days after the close of any month in which the Firm becomes the beneficial owner of more than 10% of a class of equity securities, and within 10 days after the end of any month in which the Firm’s beneficial ownership increases or decreases by 5% or more of the outstanding securities in the class.

SEC Form 13F Guidance. The Chief Compliance Officer will seek to resolve any technical questions concerning the Firm’s Form 13F filings in accordance with the document titled “Frequently Asked Questions Concerning Section 13F” on the SEC’s web site, www.sec.gov, under “Funds and Advisers.”

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POLICIES AND PROCEDURES

RECORDKEEPING

Law and Policy

It is the policy of the Firm to comply fully with the detailed requirements under the Advisers Act for the preparation and retention of records related to its advisory business. In addition, it is Firm policy to prepare and retain other records that facilitate the conduct of its advisory business or the demonstration of compliance with best industry practices.

Legal Requirements. Section 204 and Rule 204-2 under the Advisers Act impose various requirements on the Firm for the creation and maintenance of records. The charts below set forth brief descriptions of the records that must be kept and the periods of time for which they must be kept, as mandated by these provisions. The source of the legal requirement for creation and maintenance of the records is indicated in brackets after the description of each record. In some cases, best practices in the industry are the source of the requirement.

Time Periods for Record Retention. Generally, records related to the Firm’s business must be maintained and preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record or during which the Firm last published or otherwise disseminated the regulated information. During the first two years, such records are to be maintained in an office of the Firm. Certain of the Firm’s own corporate documents must be maintained at the principal office of the Firm and preserved until at least three years after dissolution of the Firm. If the Firm advises a private fund that holds “plan assets,” the Firm may file an audited financial report for the fund with the Department of Labor. In that event, the Firm must retain records sufficient to permit verification of the accuracy of each filing for at least six years after the filing date. In addition, in some cases the Firm may be contractually required to retain records related to other ERISA reporting requirements. If the Firm relies on one or more administrative class exemptions from ERISA’s prohibited transaction rules, such exemptions often require the person relying on the exemption to maintain records sufficient to demonstrate compliance for a period of six years from the date of the transaction. Governmental plans may also be subject to special rules imposed under state or local law.

Electronic Records. If records are stored electronically so that the Firm has immediate access to a record on a computer located in its own office, then the record is deemed to be maintained “at an appropriate office of the adviser.” If records are stored electronically or on film:

•      The records must be arranged and indexed so as to permit the prompt location of any particular records;

•      Printouts of records or copies of the computer tape or disk must be available to SEC examiners upon request;

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•      A duplicate of the computer storage medium must be stored separately from the original; and

•      Procedures for the maintenance and preservation of and access to records must be implemented to safeguard the records from loss, alteration or destruction.

E-mail Monitoring/Retention. As noted, all e-mail is required to be monitored and retained. The Firm will retain all incoming and outgoing e-mail of its Employees that contain required records, as set forth below, but may screen and regularly delete e-mails that do not contain such records (e.g., spam or personal e-mails). Records in e-mail form are stored in the Firm’s computer systems, which are capable of segregating them according to sender, recipient and other search data; searching e-mail data according to certain key words and providing access to attachments. All instant messaging is strictly prohibited except through Bloomberg terminals or instant messaging otherwise approved by the Chief Compliance Officer. Instant messages through Bloomberg terminals are retained by and available from Bloomberg.

Procedures

The chart below sets forth records required to be maintained under the federal securities laws, the required retention periods and the Employees at the Firm responsible for creating and maintaining the records. The retention period of five years runs from the end of the fiscal year in which the record last had an entry made, or was last used. References to “Department” below do not necessarily refer to a formally designated department.

Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
1. Corporate books and records. [Advisers Act Rule 204-2(e)(2)] a. Partnership Articles b. Articles of Incorporation c. By-Laws d. Minute Books e. Stock Certificate Books	Life of entity + 3 years

2. Organizational chart, personnel directory and description of the functions and duties of each department and staff. [Best Practices]	5 years

3. Written policies and procedures, including a. Compliance Policies and Procedures under	5 years

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Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records

Rule 206(4)-7

b.     Previously in effect insider trading policies and procedures

c.     Previously in effect privacy policies and procedures

d.     Previously in effect proxy voting policies and procedures. [Best Practices and Advisers Act Rule 206(4)-7].

4.     Records of personal securities transactions in which the Firm or its Employees (including Access Persons) have direct or indirect beneficial ownership or interest. [(Advisers Act Rule 204A-1]

a.     initial and annual holdings reports and quarterly transaction reports;

b.     a record of the names of persons who are or were in the past five years Access Persons of the Firm;

c.     records of any decisions to approve the acquisition by an Access Person of any shares in an initial public offering or a limited offering.

5 years

5. Documents evidencing registration status of the Firm with the SEC. [Best Practices]	Life of entity + 3 years

6. Form ADV, and any amendments to Form ADV, as filed with the SEC and the IARD. [Advisers Act Rule 204-2(a)(14)]	Life of entity + 3 years

7. Notices or other communications made to states, as applicable. [Best Practices]	Life of entity + 3 years

8.     Copy of each composite Part II of Form ADV (or separate disclosure document or brochure) delivered to Clients and prospective Clients or offered to be delivered to Clients, record of the dates on which it was offered to Clients, copies of all requests sent by Clients to

5 years

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Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
receive Part II of Form ADV, and records of transmittal to those Clients who requested it. [Advisers Act Rule 204-2(a)(14)]

9.     Copies of contracts and related documents.

a.     Investment management agreements.

b.     Any other documents reflecting the granting to the Firm power of attorney or discretionary authority. [Advisers Act Rule 204-2(a)(9)]

c.     Solicitation Agreements. [Advisers Act Rule 206(4)-3]

d.     Any other contracts relating to the business of the Firm. [Advisers Act Rule 204-2(a)(10)]

5 years

10.   Copies of all notices, circulars, advertisements, newspaper articles, investment letters, bulletins or other communications circulated to ten or more persons and supporting documentation for recommendations therein for the purchase or sale of specific securities. [Advisers Act Rule 204-2(a)(11)]

5 years

11.   All accounts, books, internal working papers, and any other records or documents that are necessary to demonstrate the calculation of any performance or rate of return figures presented in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the investment adviser circulates or distributes to ten or more persons. [Advisers Act Rule 204- 2(a)(16)]

5 years from the end of the fiscal year during which the information was last published

12. Documents relating to third-party solicitors. a. Cash solicitation agreement with third- party solicitors. b. Disclosure statements of third-party	5 years

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Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records

solicitors.

c.     Written acknowledgments of receipt obtained from Clients.

d.     List of third-party solicitors with whom the Firm has contracted.

e.     List of accounts obtained by each third- party solicitor. [Advisers Act Rule 204- 2(a)(15)]

13.   Financial books and records.

a.     Cash receipts and disbursements journal. [Advisers Act Rule 204-2(a)(1)]

b.     General and auxiliary ledgers. [Advisers Act Rule 204-2(a)(2)]

c.     Check books, bank statements, cancelled checks and cash reconciliations. [Advisers Act Rule 204-2(a)(4)]

d.     All bills or statements relating to the Firm’s business as an investment adviser. [Advisers Act Rule 204-2(a)(5)]

e.     All trial balances, financial statements, and internal audit workpapers relating to the business of the Firm. [Advisers Act Rule 204-2(a)(6)]

f.      List of and documentation of loans to the Firm, including loans from Clients (if any), indicating the terms, amounts, dates of such loans and current balance. [Advisers Act Rule 206(4)-4 and Best Practices]

5 years

14.   Portfolio management and trading records, including:

a.     Memoranda of each order given by the Firm for the purchase or sale of any security, or any instruction received by the Firm from Clients concerning the purchase, sale, receipt or delivery of a particular security, and of any modification or cancellation of any such

5 years

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Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records

order or instruction. Such memoranda should indicate (1) the terms and conditions of the order, instruction, modification or cancellation; (2) the portfolio manager who recommended the transaction; (3) the person who placed such order; (4) the account for which the order was placed; (5) the date of entry; (6) the bank or broker-dealer through which the order was entered and executed; and (7) whether the order was entered pursuant to discretionary authority. [Advisers Act Rule 204-2(a)(3)]

b.     Originals of all written communications received and copies of all written communications sent by the Firm relating to (1) any recommendation made or proposed to be made and any advice given or proposed to be given; (2) any receipt, disbursement or delivery of funds or securities; or (3) the placing or execution of any order to purchase or sell any security such as custodian statements, confirmations, statements sent to Clients and Client correspondence. [Advisers Act Rule 204-2(a)(7)]

5 years

c. Records showing separately for each Client the securities purchased and sold, and the date, amount and price of each such purchase and sale. [Advisers Act Rule 204-2(c)(1)]	5 years

d.     For each security in which a Client holds a position, a securities cross-reference report showing the Client names and the number of shares they hold in such security. [Advisers Act Rule 204-2(c)(2)]

5 years

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Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
15. List or other record of all accounts in which the Firm is vested with any discretionary power with respect to the funds, securities or transactions of any Client. [Advisers Act Rule 204-2(a)(8)]	5 years

16. File of Client complaints. [Best Practices]	5 years

17.   Records in connection with custody or possession of Client funds or securities, as applicable, including: [Advisers Act Rule 204-2(b)]

a.     Copies of custody agreements.

b.     List of all custodians and depositories to be used for Clients’ funds and securities, if applicable.

c.     Records reflecting all purchases, sales, receipts and deliveries of securities and all debits and credits to such accounts.

d.     Separate ledger account for each Client showing all purchases, sales, receipts and deliveries of securities, the date and price of each such purchase and sale, and all debits and credits.

e.     Copies of confirmations of all transactions effected by or for such Clients.

f.      Record for each security in which any Client may have a position reflecting the name of the Client, the amount of his interest and the location of the security.

5 years

18. Copies of Exchange Act Ownership Reports. a. Schedules 13F, 13G and 13D. b. Forms 3, 4 and 5.	Life of entity + 3 years

19. A copy of each annual privacy notice delivered to Clients and a record of the date on which it was delivered. [Regulation SP]	5 years

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Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records

20.   Documents related to the maintenance and implementation of compliance policies and procedures in this Manual, including:

a.     A copy of the Firm’s policies and procedures, and

b.     Any records documenting the Firm’s annual review of those policies and procedures. [Advisers Act Rules 206(4)-7 and 204-2(a)(17)]

5 years

21.   Documents related to the maintenance and implementation of a Code of Ethics, including:

a.     A copy of the Firm’s Code that is in effect, or at any time within the past five years was in effect;

b.     A record of any violation of the Code, and of any action taken as a result of the violation; and

c.     A record of all written acknowledgments of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person of the Firm. [Advisers Act Rule 204- 2(a)(12)]

5 years

22.   Records related to proxy voting, including:

a.     Copies of proxy voting policies and procedures;

b.     Copies or records of each proxy statement received with respect to the securities of Clients for whom the Firm exercises voting authority (the Firm may rely on EDGAR as repository of proxy statement filed there);

c.     A record of each vote cast;

d.     Records pertaining to the Firm’s decision on the vote;

e.     A record of each written Client request for

5 years

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Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
proxy voting information; and f. Copies of all written responses by the Firm to written or oral Client requests for proxy voting information. [Advisers Act]

23.   Compliance records under this Manual, including, for example:

a.     Memoranda, if any, of investigations of potential insider trading; and

b.     Memoranda, if any, of investment opportunities, IPOs or private placements for which approval sought under Code of Ethics.

5 years

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POLICIES AND PROCEDURES

ADMINISTRATION

Supervisory Structure and Organization Chart

Law and Policy

Under the Advisers Act, it is incumbent upon advisers to adopt and maintain a system of procedures and supervision to detect and prevent violations of the federal securities laws. Such a system, if reasonably designed and implemented, should protect the Firm, its principals and other Employee supervisors against regulatory action if an Employee commits a violation of the securities laws or regulations. The Advisers Act contains a general duty to supervise activities of the Firm and its Employees, and provides a defense to the Firm and to supervisors against charges of inadequate supervision, provided:  1) the Firm adopts and enforces compliance systems and procedures reasonably designed to detect violations, and 2) persons responsible reasonably discharge their duties under those procedures.

The Managing Partner shall have overall responsibility for assigning supervisory responsibility. If any designated supervisor identifies any issue or problem, such supervisor promptly should bring such matter to the attention of the Chief Compliance Officer or the Managing Partner.

Procedures

The Firm is governed by the Managing Partner. Day to day management of the Firm is vested in its executive officers. Attached as Appendix 5 is an internal organizational chart of the Firm. The Firm allocates responsibilities for various compliance and supervisory duties and assigns responsibility to designated supervisors, or their designees, to review Employee activities under their supervision on a regular and periodic basis.

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Employees

Law and Policy

New Employees. The Firm will not knowingly hire or become associated with any person who may be ineligible to be associated with a registered investment adviser or to manage ERISA Client accounts (e.g., by reason of Section 411 of ERISA or Prohibited Transaction Class Exemption 84-14). Such persons would include, for example, those convicted of certain criminal violations or those enjoined from employment in the securities industry. With any prospective Employee, the Firm will seek background information from the applicant and other materials as are appropriate under the circumstances. In addition to this Manual, all Employees are subject to any additional employee policies and procedures adopted by the Firm.

Adviser Representative. As noted above, any Employees acting as investment adviser representatives shall be licensed in any state where required.

Dual Employment. Any Employee working for another entity or engaged in an outside business activity shall obtain prior approval form the Chief Compliance Officer.

Duty to Update. All Employees are required to notify the appropriate human resources personnel of any changes in their personal information at least annually and more frequently depending on the change (e.g., changes in address require prompt notification). Each Employee is obligated to notify the Chief Compliance Officer promptly if there is any change in the Employee’s disciplinary, qualification, licensing or other employment status.

Procedures

New Employees — Disqualification. Human resources personnel are responsible for conducting background checks to confirm that any prospective Employee is not subject to any disqualification, including, as applicable, checks of the central registration depository and administrative proceedings or other enforcement actions reported on the SEC and NASD websites.

Regulatory Status. Consistent with the Firm’s policies for registration and disclosures, the Chief Compliance Officer shall be responsible for monitoring the registration status and licensing of each Employee.

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Custody

Law and Policy

Investment advisers with custody or possession of client funds or securities are subject to the requirements of Rule 206(4)-2 under the Advisers Act. That rule requires, among other things, that:

•                  Firm Client funds and securities be maintained by a “qualified custodian” in a separate account for each Client under that Client’s name or in accounts that contain only Clients’ funds and securities, under the Firm’s name as agent or trustee for the Clients;

•                  the Firm give Clients notice in writing of the name and address of the qualified custodian(s) used and the manner in which the assets are maintained, promptly upon the opening of the account and following any change in the information;

•                  the Firm either provide, or have a reasonable belief that the custodian is providing, Clients with a quarterly statement showing the amount of funds and of each security in the Client’s account at the end of the period and setting forth all transactions in the account during that period; and

•                  if the Firm itself provides the statement, all assets in the Firm’s custody must be verified at least annually by a “surprise audit” conducted by an independent public accountant.

Definition of Custody. The term “custody” is defined as “holding, directly or indirectly, client funds or securities, or having any authority to obtain possession of them . . . .”  It includes specifically:

•                  actual possession of Client funds or securities unless they are received inadvertently and returned to the sender within three business days of receiving them. If a Client mistakenly writes a check payable to the Firm, the Firm has three business days within which to return it and have it correctly made out to the custodian. Possession of checks drawn by Clients but payable to third parties is not deemed custody at all, so that if the Firm receives a check drawn to a custodian, it may forward it without itself being deemed to have custody of the funds.

•                  any arrangement (including a general power of attorney) under which the Firm is authorized or permitted to withdraw Client funds or securities maintained with a custodian upon the Firm’s instruction. Thus, arrangements under which the Firm is authorized to deduct fees from Client accounts are deemed to result in the Firm having custody. Advisers who are deemed to have custody solely by virtue of deducting fees from client accounts do not have to answer affirmatively to the question on Form ADV about whether they have custody, however.

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•                  any capacity (including, for example, trustee of a trust, general partner to a limited partnership, managing member of a limited liability company) that gives the Firm or any individual who is a supervised person of the Firm legal ownership of or access to Client funds or securities. The SEC does not view the Firm to have custody of the funds or securities of an estate, conservatorship or trust if the supervised person has been appointed as executor, conservator or trustee as a result of family or personal relationship with the decedent, beneficiary or grantor (and not a result of employment with the Firm),

It is the general policy of the Firm not to accept physical custody of Client funds or securities. Because of the deduction of fees from Client accounts, and because the Firm acts as general partner or managing member to private funds, the Firm is deemed to have custody of Client funds.

Qualified Custodian and Notice. The Firm will maintain custody of Client funds or securities (other than uncertificated securities acquired directly from the issuer in private placements) with broker-dealers, banks, certain foreign banks or other similar “qualified custodians.” The Firm will give Clients notice in writing of the name and address of the qualified custodian(s) used and the manner in which the assets are maintained, promptly upon the opening of the account and after any change in the information. For private fund investors this may be accomplished by disclosure in the fund’s private placement memorandum and/or subscription documents.

Exceptions. Holdings of uncertificated securities acquired directly from the issuer in private transactions are excepted from the requirements that assets be maintained with qualified custodians and notice requirements. For securities to be eligible for this exception, ownership of the securities must be recorded only on the books of the issuer, and they must be transferable only with consent of the issuer.

Account Statements and Surprise Audit. The Firm must either provide, or have a reasonable belief that the custodian is providing, Clients with a quarterly statement showing the amount of funds and of each security in the Client’s account at the end of the period and setting forth all transactions in the account during that period.  For pooled accounts or funds, the statement to investors should show a statement of the transactions and holdings of the pool or fund, not just a statement of the investor’s holdings in the shares of the pool or fund. If the Firm itself provides the statement, an independent public accountant must verify all funds and securities at least once during the calendar year at a time chosen by the accountant and without prior notice to the Firm, and file Form ADV-E with the SEC.

Audited Financial Statement Alternative. Private fund managers may avoid quarterly reporting of all positions held and transactions and surprise audits if the funds are subject to audit at least annually and distribute audited financial statements prepared in accordance with generally accepted accounting principles to all limited partners, members or other beneficial owners within 180 days of the end of the fiscal year. The Firm intends to provide financial statements of all private funds to investors within this period to satisfy its reporting requirement.

Trusteeships. Employees of the Firm generally are not permitted to serve as trustees of Client assets. Any requests to serve in such capacity must be approved by the Chief Compliance Officer.

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ERISA Considerations. ERISA plan assets must be held in trust, with certain limited exceptions. ERISA does not preclude the holding of securities in nominee name with a custodial bank, insurance company, registered broker-dealer, or clearing agency provided that the trustee remains the beneficial owner of the securities. ERISA also requires that the “indicia of ownership” of any plan assets (including assets of private funds that hold “plan assets”) be held within the jurisdiction of the U.S. federal courts. However, Department of Labor regulations permit the holding of certain foreign securities and currency outside of the United States, provided that they are held under the management or control of a qualified fiduciary, or in the physical possession or control of a qualifying financial institution that is a U.S. domestic entity whose principal place of business is in the United States.  ERISA also requires that any person who “handles” assets of a plan to be bonded.  The Firm must either arrange for its own fidelity bond, or it must ensure that each ERISA Client covers the Firm under its own fidelity bond.

Procedures

Custodial Account. The Firm will not commence trading for an account unless it has received notification of the opening of a custodial account with a qualified custodian.  For private funds managed by the Firm, the Firm and/or the fund will use a qualified custodian for the fund’s assets.

Notice to Clients/Investors. The name and address of the qualified custodian and the manner in which a managed account Client’s assets will be held will be disclosed to Clients either in a separate disclosure to the Client and/or in the investment advisory agreement, and for a private fund in the offering documents.

No Assets Transferred to the Firm. Clients are instructed that all assets placed under the Firm’s management must be transferred directly to the qualified custodian, and that checks or wires of funds should be payable to the name of the qualified custodian and not to the Firm. Designated personnel will be responsible for the immediate return of checks or other instruments made out in the name of the Firm, and in no event more than three business days after receipt, with instructions that they be corrected to be payable to the qualified custodian.

Payment of Fees. Clients are either billed directly for fees or, pursuant to their authorization, fees are deducted from their accounts at the qualified custodian and paid to the Firm. In the latter case, Clients must have authorized the arrangement in the investment advisory agreement.

Account Statements. For private funds, the Chief Compliance Officer will monitor that financial statements are delivered to investors within 180 days to make sure they meet the audited financial statement delivery alternative. Separately managed accounts generally are in custody at brokers, which provide statements at least quarterly.

Notice. The Chief Compliance Officer will review the Firm’s advisory agreements, special notifications and any private offering documents to make sure they provide required notice to Clients and/or investors of custodial arrangements.

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Privacy

Law and Policy

The Gramm-Leach-Bliley Act (“GLBA”), requires all “financial institutions,” defined to include investment advisers, investment companies and broker-dealers, to establish procedures and systems to assure privacy of customer personal and financial information.  The privacy requirements set forth herein apply only to individual, non-entity Clients, including U.S. individuals who invest in private funds.

Protected Information. GLBA requires that a financial institution respect the privacy of its customers and protect the security of “non-public personal information,” defined as personally identifiable financial information provided by a customer, obtained as a result of a transaction with a customer or obtained otherwise. Regulation S-P, adopted by the SEC to implement the privacy provisions of GLBA, treats any personally identifiable information as “financial” if the financial institution received the information in connection with providing a financial product or service to a consumer. Thus, any information provided by U.S. individual investors in private funds to the Firm in connection with the investment advisory relationship should be considered subject to these privacy requirements.  In addition, information created in the course of the relationship, such as account balances and securities positions or transactions, is subject to privacy protection.

It is the Firm’s policy to keep all Client information strictly confidential and not to disclose any such information to non-affiliated third parties, except as set forth in the Firm’s Privacy Notice.

Initial and Annual Notices. Regulation S-P requires advisers to provide notice to “customers” about the institution’s privacy policies and practices. The initial notice must be provided to an individual when the “customer relationship” is established.  Thus, the initial notice should be given to the Client at the time the advisory contract is signed. An annual notice (which should be identical to the initial notice unless such notice has been subsequently revised) must be given once in each twelve-month period. The private funds sponsored by the Firm are required to give a privacy policy statement to individual, non-entity U.S. investors in a private fund.

Content of Notices. Both the initial and annual notices must set forth, among other things: a general description of the Firm’s Policies and Procedures to protect customers’ non-public information; categories of non-public personal information, if any, that are disclosed; and categories of affiliates or non-affiliated third parties, if any, that may receive the information.

Safeguarding Client Information. The Firm, and private funds managed by the Firm, maintain safeguards that comply with federal standards to protect Client and investor information, restrict access to the personal and account information of Clients to those Employees who need to know that information in the course of their job responsibilities and requires that third parties with which the Firm or any private funds share investor information must agree to follow appropriate standards of security and confidentiality.

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Procedures

Delivery of Initial Privacy Notice. Brad Berry has responsibility for assuring that the initial Privacy Notice is provided to individual Clients in the U.S. at the time an account is opened. For individual U.S. investors in a private fund, the Firm’s and/or the fund’s initial Privacy Notice will be included in the subscription documents (or separately delivered by the fund administrator).

Delivery of Annual Privacy Notice. The Chief Compliance Officer will confirm that the annual Privacy Notice is mailed to all individual Clients in the U.S. Normally the Privacy Notice will be mailed together with the annual offer of Form ADV, Part II. The Administrator will mail the annual notice to U.S. fund investors.

Record Retention.  The Chief Compliance Officer shall be responsible for maintaining the Firm’s Privacy Notice and updating the notice in light of any changes. Designated personnel shall retain evidence that the initial and annual Privacy Notice was delivered to individual U.S. Clients (or U.S. investors), and shall retain copies of the letters to Clients (and U.S. investors) regarding the delivery of the annual Privacy Notice.

Safeguarding Client Information — Physical Facilities. The Firm’s physical office space is secure and accessible only by authorized personnel who have keys and/or electronic access cards. All client specific information, such as subscription documents and correspondents, will be kept in a locked filed cabinet in the Chief Compliance Officer’s office.  Additionally, the Chief Compliance Officer’s office will also remain locked when he is not present.

Safeguarding Information — Training: To assist Employees in understanding their obligations with respect to non-public personal financial information of U.S. individual investors, the Chief Compliance Officer will:

•                  Inform Employees regarding the Firm’s confidentiality and security standards for handling Client information by giving them a copy of this Manual.

•                  Instruct Employees to take basic steps to maintain the security, confidentiality and integrity of Client information, including:

•                  not leaving files, notes or correspondence in the open;

•                  changing passwords periodically, and not posting passwords near computers;

•                  conversing behind closed doors and not in the presence of any persons not authorized to hear or receive such information;

•                  avoiding the use of speaker phones and discussions in hallways, elevators, and any public places; and

•                  recognizing any fraudulent attempt to obtain Client information and reporting it to appropriate management personnel.

•                  Limit access to Client information to Employees who have a business reason for seeing it.

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•                  Keep access to computer files containing Client information restricted by password.

•                  Inform Employees not to leave open files that hold customer information on the computer while they are not at their desk.

•                  Keep back-up computer files locked at alternate sites allowing access only to authorized persons.

•                  Oversee service providers by taking reasonable steps to select and retain service providers that are capable of maintaining appropriate safeguards and requiring service providers to agree contractually to implement and maintain such safeguards.

•                  Evaluate and adjust the information security program in light of results of testing and monitoring, any material changes to the Firm’s operations or business arrangements or any other circumstances that would impact the Firm’s information security program.

•                  Impose disciplinary measures for any breaches.

Outside service providers, including the Firm’s attorneys, auditors and administrators, may be given access to non-public personal financial information concerning U.S. individual Clients and investors in connection with the provision of services to the Firm and private funds. It is the Firm’s reasonable belief that such service providers are capable of maintaining and have in place appropriate safeguards to protect customer information.

Information Systems: The Firm’s information technology personnel will maintain the security of its information systems by:

•                  Storing electronic Client or investor information on a secure server that is accessible only with a password and is kept in a physically-secure area;

•                  Maintaining secure backup media and keeping archived data secure by storing off-line or in a physically secure area; and

•                  Providing for secure data transmission when the Firm collects or transmits Client or investor information.

•                  Disposing, when necessary and permissible, of Client information in a secure manner by, as applicable:

•                  Supervising the disposal of records containing non-public personal information;

•                  Erasing all data when disposing of computers, diskettes, magnetic tapes, hard drives or any other electronic media that contain Client or investor information;

•                  Effectively destroying the hardware if necessary for obsolete or replaced hardware; and

•                  Otherwise promptly disposing of outdated Client or investor information.

•                  Using appropriate oversight to detect the improper disclosure or theft of Client or investor information.

Managing System Failures. To prevent attacks, intrusions or other system failures, the Firm’s information technology personnel will:

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•                  Maintain up-to-date and appropriate programs and controls by:

•                  Addressing any breaches of physical, administrative or technical safeguards;

•                  Checking with software vendors regularly to obtain and install patches that resolve software vulnerabilities;

•                  Using anti-virus software that updates automatically; and

•                  Maintaining up-to-date firewalls, particularly for broadband Internet access.

•                  Take steps to preserve the security, confidentiality and integrity of Client and investor information in the event of a computer or other technological failure by backing-up all Client and investor data regularly.

•                  Maintain systems and procedures in order to limit access to non-public Client and investor information only to legitimate and valid users.

•                  Notify Clients and investors promptly if their non-public personal information is subject to loss, damage or unauthorized access.

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Valuation

Law and Policy

The Firm, as an investment adviser registered with the SEC, provides discretionary investment management services to private funds and other individual and institutional Clients. The Firm offers investment management with respect to a wide variety of securities and other financial instruments.

The Firm and/or the administrators of the private funds managed by the Firm calculate the net asset value of the assets in Client accounts and in the funds on valuation dates, which are [the last day of each month] for fee calculation, sale, redemption and other purposes. To fulfill its valuation responsibilities, the Firm has adopted these policies and procedures.

Procedures

It is the general policy of the Firm that securities for which market quotations are readily available be valued at their market value and that other securities be valued in good faith at their fair value. In valuing financial instruments, the following general principles apply:

•                  Financial instruments listed or traded on any recognized foreign or U.S. organized securities exchange shall be valued at the closing price on the relevant valuation date on the principal exchange on which such financial instrument is traded during the regular trading session.

•                  If no settlement price or trade price of such financial instrument was reported on the applicable date, the market value shall be the most recent quoted average bid and ask prices on that day.

•                  The market value of any financial instrument quoted on any over-the-counter market quotation system, such as Nasdaq, providing last reported trade price data shall be determined in the manner stated above or to the most recent quoted average bid and ask prices provided by one or more principal market makers unless, in the opinion of the Firm the value so obtained does not fairly indicate the market value of the financial instrument, in which case the Firm will endeavor to determine the fair market value of such financial instrument taking into account, inter alia, the values obtained from one or more reputable brokers, and/or any other relevant sources of market information which may be available.

•                  Listed options, or over-the-counter options for which representative brokers’ quotations are available, shall be valued between the bid and ask price.

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•                  Commodity interests which are publicly traded on an organized commodity exchange shall be valued at the closing settlement price on the applicable business day, or if there is no settlement price on such day, at the most recent quoted average bid and ask prices at the close of business on such day.

•                  Other financial instruments and assets and liabilities for which market quotations are not readily available will be valued as determined in good faith by the Firm in accordance with the procedures adopted and implemented by the Firm.

Notwithstanding the provisions set forth herein, the Firm may adjust the valuation of any financial instrument or permit some other method of valuation to be used if, taking into account the currency, applicable rate of interest, maturity, marketability or such other considerations as it deems relevant, it considers that such adjustment is required to reflect more fairly the value thereof. Cash, deposits and similar investments together with all accrued interest thereon to the end of the relevant Valuation Date shall be valued at face value.

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Disaster Recovery Plan

Law and Policy

The Firm has adopted a business continuity and recovery plan (“Plan”) to be used in the event of a significant business interruption. The Plan has been provided to, and is accessible by, each Employee.

Procedures

The Chief Compliance Officer will maintain a copy of the Plan and will furnish a copy to each Employee.

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Proxy Voting

Law and Policy

This statement sets forth the current policies and procedures of the Firm with regard to the voting of proxies over which the Firm has investment responsibility. These policies and procedures are available to the Firm’s Clients upon request.

The Firm acts in a fiduciary capacity with respect to each of its Clients (including private funds) and, therefore, the Firm must act to maximize the value of the accounts it manages. Each proxy proposal is reviewed on a case-by-case basis by a member of the Firm’s portfolio management team.  It is Firm policy generally to vote against any management proposals that the Firm believes could prevent companies from realizing their maximum market value, or would insulate companies and/or management, from accountability to shareholders or prudent regulatory compliance. For example, the Firm will generally vote against any proposal that attempts to limit shareholder democracy, such as increased indemnification protections for directors or officers, or unequal voting rights, in a way that could restrict the ability of the shareholders to realize the value of their investment.  The Firm will generally support proposals aimed at effectuating standard and necessary aspects of business operations, which will not typically have a significant effect on the value of the investment, such as name changes, elections of directors and employee stock purchase or ownership plans.

A record of all proxy decisions and the rationale for voting will be retained and available for inspection by Clients at any time in accordance with the procedures listed below.

Conflicts of Interest. The Firm must act as a fiduciary when voting proxies on behalf of its Clients. In that regard, the Firm will seek to avoid possible conflict of interest in connection with proxy voting as follows:

Where the Firm identifies a potential conflict of interest (such as if the Firm or an Employee is affiliated or associated with the issuer or the Firm holds the issuer’s securities on a proprietary basis), the Firm will initially determine whether such potential conflict is material. Where the Firm determines there is a potential for a material conflict of interest regarding a proxy, the Firm will take one or some of the following steps: (i) inform the Client of the material conflict and the Firm’s voting decision; (ii) discuss the proxy vote with the Client; (iii) fully disclose the material facts regarding the conflict and seek the Client’s consent to vote the proxy as intended; and/or (iv) seek the recommendations of an independent third party. The Firm will document the steps it took to evidence that the proxy vote or abstention was in the best interest of the Client and not the product of any material conflict. Such documentation will be maintained in accordance with required recordkeeping procedures. See Recordkeeping above.

Disclosure of Policies and Procedures. The Firm will provide a summary of these policies and procedures in its Form ADV, Part II (or in a separate disclosure) to be furnished to Clients. The Firm will further provide a copy of these policies and procedures to any Client upon request. In

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addition, the Firm will inform its Clients how they can obtain further proxy voting information about their own proxies.

Disclosure of Voting Record.  Upon a request from a Client, the Firm will furnish to such Client its proxy voting record with respect to such Client’s securities.

ERISA Considerations.  ERISA prohibits fiduciaries from acting on behalf of a plan in situations in which the fiduciary is subject to a conflict of interest. Thus, if the Firm determines that it has a conflict of interest with respect to the voting of proxies, the Firm must either seek the Client’s informed direction or retain an independent person to direct the Firm how to vote the proxy in the best interests of the ERISA account.

Procedures

Receipt of Proxy Materials. The Firm receives proxy materials from issuers, custodians or broker-dealers through the mail in hard copy form with respect to any securities held in Client accounts.

Voting Decisions.  The portfolio manager(s) has (have) responsibility for reviewing proxy materials and deciding how to vote on each issue or initiative for the securities he or she trades.

Recusal from Voting. Any Employee who has a direct or indirect pecuniary interest in any issue presented for voting, or any relationship with the issuer, must so inform the Chief Compliance Officer and recuse him or herself from decisions on how proxies with respect to that issuer are voted.

Record of Votes Cast. Each year a member of each responsible portfolio management team creates a spreadsheet showing each security with respect to which votes were cast, the number of shares voted and how they were voted on each issue. The spreadsheet is maintained and updated to show such information for each proxy received throughout the year.

Client Requests for Votes. If a Client requests that their proxies be voted in a specific way on a specific issue, the portfolio manager or a member of the portfolio management team will advise the Client that it cannot accommodate the request

Client Requests for Voting Record. Clients may request information concerning how their proxies were voted. The portfolio manager or a member of the portfolio management team will notify the Chief Compliance Officer if he or she receives such request and will respond to such requests showing how Client shares were voted on particular issues.  The Chief Compliance Officer will maintain a copy of all such requests and responses.

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APPENDIX 1

EMPLOYEE ACKNOWLEDGMENT OF RECEIPT OF MANUAL

I acknowledge that I have received a copy of the current Compliance Manual (“Manual”) of the Firm, and represent that:

1.               I have read this Manual, including both the Code of Ethics and the Compliance Policies and Procedures contained therein, and understand them.

2.               I understand that the Firm may impose sanctions, up to and including termination of employment, for violation by me of any provision of this Manual (including the Code of Ethics or the Compliance Policies and Procedures).

3.               I will comply with this Manual (including the Code of Ethics and Compliance Policies and Procedures) in all respects.

Employee Signature:

Dated:

App. 1-1

APPENDIX 2

ANNUAL CERTIFICATION OF COMPLIANCE

I certify that during the past year:

1.               In accordance with the Firm’s Compliance Manual (including the Code of Ethics and Compliance Policies and Procedures), I have fully disclosed the securities holdings in my Access Person Accounts (as defined in the Code of Ethics).

2.               In accordance with the Firm’s Compliance Manual (including the Code of Ethics and Compliance Policies and Procedures), except for transactions exempt from the reporting, I have arranged for the Chief Compliance Officer to receive duplicate copies of each confirmation for each securities transaction and of monthly statements of all Access Person Accounts.

3.               I have read, understand and have complied with the Firm’s Compliance Manual (including the Code of Ethics and Compliance Policies and Procedures) in all other respects.

Employee Signature:

Dated:

App. 2-1

APPENDIX 3

PERSONAL SECURITIES HOLDINGS REPORT

Please provide a list of all securities in which you have a Beneficial Interest, including securities in Access Person Accounts and all securities in any other non-Client accounts for which you make investment decisions. This includes not only securities held by brokers and other financial institutions, but also securities held at home, in safe deposit boxes, or by an issuer.

(1)                                  Name of Employee:

(2)                                  If different than #1, name of the person in whose name the account is held:

(3)                                  Relationship of (2) to (1):

(4)                                  Financial Institution at which Account is maintained:

(5)                                  Account Number:

(6)                                  Name and Phone Number of Contact at Financial Institution:

(7)                                  For each account, attach your most recent account statement listing securities in that account. If you own securities that are not listed in an attached account statement, list them below:

Name of Broker,
Bank or
Custodian/Situs of
	Name of Security/Ticker	Quantity	Value	Security
1.
2.
3.
4.
5.
6.
7.
8.

(Attach separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the securities in my Access Person Accounts.

Employee Signature:	Date:

App. 3-1

APPENDIX 4

QUARTERLY SECURITIES TRANSACTION REPORT

Please provide a list of all non-exempt securities that you have purchased or sold in any Access Person Account that are not reflected on [trade confirmations or] [monthly] [quarterly] account statements otherwise provided to the Chief Compliance Officer.  This includes not only securities held by brokers and other financial institutions, but also securities held at home, in safe deposit boxes, or by an issuer.

(1)                                  Name of Access Person:

(2)                                  If different than #1, name of the person in whose name the transaction was effected:

(3)                                  Relationship of (2) to (1):

(4)           For each account, attach your most recent account statement listing transactions in that account during the quarterly period. If you own securities that are not listed in an attached account statement, please list them below:

			Quantity (as			Name of Broker,
			applicable,			Bank or
	Name of	Trade	interest rate/	Purchase		Custodian/Situs
	Security/Ticker	Date	maturity date)	or Sale	Price	of Security
1.
2.
3.
4.
5.

(Attach separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the securities transactions in my Access Person Accounts for the quarter ended on the date below.

Employee Signature:

Date:

For Quarter Ended:

App. 4-1

APPENDIX 5

[ORGANIZATIONAL CHART]

App. 5-1